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Exhibit 10.93

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

EDISON INTERNATIONAL
EDISON MISSION ENERGY
Offer to Exchange
Cash and Stock Equivalent Units
For Affiliate Options of
Edison Mission Energy
EXCHANGE OFFER CIRCULAR

        Edison International ("EIX") and Edison Mission Energy ("EME") are offering (the "Exchange Offer"), upon the terms and conditions set forth in this Exchange Offer Circular (this "Circular"), to exchange (the "Exchange") cash and stock equivalent units ("SEUs") related to shares of EIX common stock for options held by current and former employees with respect to "phantom" units of EME ("Affiliate Options").

        The consideration being offered in the Exchange is calculated based on the difference between $425 per each unit underlying your Affiliate Options and the Exercise Price (as defined under "Summary" below) applicable to that unit. $50.00 of the consideration per unit generally will be granted in the form of SEUs. The value of the SEUs generally will be paid in cash on the first or third anniversary of the date of the Exchange, whichever you elect. The balance of the consideration generally will be paid in cash on March 13, 2001. However, the consideration being offered in the Exchange will remain subject to the vesting schedule applicable to the underlying Affiliate Options and will not be paid earlier than the date that the underlying Affiliate Options would have vested.

        EME is giving you an individualized statement setting forth the consideration being offered to you and showing the calculation of this consideration (your "Individualized Statement"). Your Individualized Statement is included with this Circular.

        Completion of the Exchange is subject to: (1) acceptance of the Exchange Offer by Affiliate Option holders entitled to receive at least 80% of the aggregate Exchange Price (as defined under "Summary—Payment Terms" below) for all outstanding EME Affiliate Options, and (2) receipt by the Board of Directors of EIX of an opinion from its financial advisor supporting the conclusion that the Exchange Offer is fair to EIX and its shareholders. You release all of your rights (other than your right to receive the consideration contemplated by the Exchange Offer) with respect to your Affiliate Options if you accept the Exchange Offer and if the Exchange is completed.

        For details of the Exchange Offer, see "Questions and Answers about the Exchange Offer" in this Circular. The Exchange Offer will expire at 5:00 p.m., Pacific Time, on August 7, 2000, unless extended by EIX and EME in their sole discretion. Capitalized terms used in this Circular have the meanings given to them herein. An index of defined terms is attached as Attachment A to this Circular.

The Date of this Circular is July 3, 2000.

i

SUMMARY

        The Exchange Offer.    If you accept the Exchange Offer, your outstanding Affiliate Options will terminate and EME will pay you cash and EIX will grant you SEUs. You will be paid all in cash, however, if you are not an employee of the Company on the Exchange Date. (The term "Company" is used in this Circular to mean EIX, EME, and/or any other corporation or entity the majority of the voting stock or voting power of which is owned, directly or indirectly, by EIX, as the context requires.) Certain other special rules, described in the response to Question 14 below, and generally not discussed in this section, also apply if you are not an employee of the Company on the Exchange Date. You should read that response if you hold Affiliate Options but are no longer an employee of the Company. Even if you are currently employed by the Company, you should read that response so that you are aware of the effects that a termination of your employment before the Exchange Date would have on the amount and time of payment of your Exchange consideration.

        The Exchange Date will be August 8, 2000; provided that the EIX Board of Directors or its delegate determines that the conditions to the completion of the Exchange, described below, have been satisfied on or before that date. If the EIX Board of Directors or its delegate has not determined, on or before August 8, 2000, that the conditions to the completion of the Exchange have been satisfied, the Exchange Date will be the date that the EIX Board of Directors or its delegate determines that the conditions to the completion of the Exchange have been satisfied.

        The consideration being offered to you in the Exchange for each of your outstanding Affiliate Options (the "Exchange Price") is calculated based on the difference between $425 per unit underlying that Affiliate Option and the Exercise Price applicable to that unit. For purposes of this Circular, the "Exercise Price" of a unit is the year 2000 exercise price of that Affiliate Option, as reflected in the chart in the response to Question 11 below. For details of the Exchange Offer, see the "Questions and Answers about the Exchange Offer" section of this Circular generally.

        Reasons for the Exchange Offer.    The EME Board of Directors, together with the EIX Board of Directors, believes it is important that all managers and employees of EIX and its affiliates share a common interest with the EIX shareholders in the integrated operations of the enterprise as reflected in EIX's common stock price. Because the operations of EME now contribute a significant percentage of EIX's earnings and are increasingly reflected in the trading price of EIX common stock, maintenance of a separate long-term incentive award structure at EME is no longer considered by the EME and EIX Boards of Directors to be necessary or desirable to motivate managers and employees of EME. For a more detailed explanation of the reasons for the Exchange Offer, see the response to Question 1 below. The decision to accept or reject the Exchange Offer is entirely voluntary on your part. The EME and EIX Boards of Directors, and the Company, make no recommendation as to whether you should accept or reject the Exchange Offer. In making your decision, be sure to bear in mind the factors described under "Risk Factors" below.

        Payment Terms.    As noted above, if you accept the Exchange Offer, the Exchange Price to be paid to you in exchange for your Affiliate Options will consist of a cash component and, with certain exceptions noted below, SEUs. All payments will be subject to applicable tax withholding requirements.

          SEUs.    $50.00 of the Exchange Price per unit will be granted to you in the form of SEUs if you are employed by the Company on the Exchange Date. The balance of the Exchange Price will be paid to you in cash as described below. If you are not employed by the Company on the Exchange Date, the value otherwise to be granted to you in SEUs also will be paid in cash.

          SEUs will be bookkeeping entries, the payment of which will be determined with respect to the market value of an equivalent number of shares of EIX common stock. Dividends on the corresponding shares of EIX common stock will be treated as paid and reinvested in additional SEUs based on the then-market price of EIX common stock.

          The value of your SEUs will become payable to you on the first or third anniversary of the Exchange Date, whichever you elect (unless you are eligible and make a deferral election, as described below). To the extent that your SEUs relate to unvested Affiliate Options, however, payment with respect to those SEUs will not be made earlier than the date that the underlying Affiliate Options would have vested had you not accepted the Exchange Offer.

          The SEUs are described below under "EIX Stock Equivalent Units" and in the Prospectus attached to this Circular as Attachment B. You should read each of those descriptions in its entirety.

          Cash Component.    The cash component of the Exchange Price generally will be paid to you, with interest, on March 13, 2001 (unless you are eligible and make a deferral election, as described below). To the extent the cash component of the Exchange Price relates to unvested Affiliate Options, however, payment of that portion of the Exchange Price and related interest will not be made earlier than the date that the underlying Affiliate Options would have vested had you not accepted the Exchange Offer.

          The cash component of the Exchange Price (to the extent not deferred, if you are eligible and elect a deferral) will earn interest as follows: (1) the portion that relates to vested Affiliate Options and Affiliate Options that are scheduled to vest in January 2001 will earn interest at an annual rate of 6.3% from the Exchange Date through the date of payment, and (2) the portion that relates to Affiliate Options that are scheduled to vest in January 2002 or January 2003 will earn interest at an annual rate equal to the 120% 10-Year Rate, described below, from the Exchange Date through the date of payment.

          The 6.3% annual rate of interest is based on an average of short-term rates of interest for primary issuances of certificates of deposit by major New York banks. The "120% 10-Year Rate" is an annual rate of interest equal to 120% of the 120-month average annual rate of 10-year U.S. Treasury Notes determined as of October 15 of the preceding year. The 120% 10-Year Rate is 8% for the year 2000. The 120% 10-Year Rate is a long-term-based rate that applies to payments that are expected to occur on or after March 13, 2001.

          Deferred Compensation Alternatives.    You may be eligible to elect that your payments (including the value of your SEUs) be deferred under a new deferred compensation plan. Eligibility for the deferred compensation plan is described generally in the response to Question 13 below. This Circular describes how the Exchange Price will be paid, if you accept the Exchange Offer and the Exchange is completed, assuming that you do not make any deferral election. If you are eligible and want to elect that all or a portion of your payments be deferred, you should read this Circular and the Summary of Deferred Compensation Alternatives document that was, if you are potentially eligible to elect a deferral, included with this Circular. Your Individualized Statement will indicate if you are not eligible to elect a deferral.

        Value of Your Affiliate Options.    The Exchange Price has been calculated to give a current value to all your Affiliate Options, whether vested or unvested, based on the difference between $425 per underlying unit and the Exercise Price applicable to that unit. This value has been assumed solely for purposes of the Exchange Offer. For an explanation of the calculation of the Exchange Price, see the response to Question 9 below. Your Individualized Statement is included with this Circular and sets forth the consideration being offered to you and how the amount of that consideration was calculated. Be sure to read and confirm the information in your Individualized Statement.

        Treatment of Unvested Options.    Any component of the Exchange Price payable to you with respect to the unvested portion of your 1998 and 1999 Affiliate Options (which are currently 50% and 25% vested, respectively) will remain subject to a vesting schedule. The vesting schedule will reflect the vesting schedule applicable to the exchanged Affiliate Options. The effect of the vesting requirement is that the amount otherwise payable to you on March 13, 2001 (or, with respect to the SEUs, on the first or third anniversary of the Exchange Date) with respect to the unvested portion of your 1998 and 1999 Affiliate Options will be paid only if and when that portion of your 1998 and 1999 Affiliate Options would have vested had you not accepted the Exchange Offer. As noted above, if the payment of the cash portion of the Exchange Price is delayed past March 13, 2001 because it relates to unvested Affiliate Options, the unpaid amount will earn interest at the 120% 10-Year Rate (as opposed to an annual rate of 6.3%) from the Exchange Date through the date of payment. If the payment of SEUs is delayed past the first anniversary of the Exchange Date, the value represented by the unpaid SEUs will continue to be subject to changes in the market value of EIX common stock. If your employment by the Company terminates, you will forfeit the unpaid cash (and interest thereon) and unpaid SEUs that relate to your unvested Affiliate Options to the same extent that you would have forfeited the Affiliate Options had you not accepted the Exchange Offer. (See the response to Question 12 below.)

        Exchange of all Affiliate Options; Release.    To accept the Exchange Offer, you must: (1) agree to exchange all of your outstanding Affiliate Options for the Exchange Price; and (2) release all of your rights and remedies with respect to all of your Affiliate Options except the right to receive the Exchange Price as described in this Circular. Your release will be void if the Exchange is not completed.

        Expiration Time.    The Exchange Offer will expire at 5:00 p.m., Pacific Time, on August 7, 2000 (the "Expiration Time"), unless the Expiration Time is extended by EIX and EME in their sole discretion. If you want to accept the Exchange Offer for your outstanding Affiliate Options, your election to that effect must be received by EME prior to the Expiration Time; otherwise, you will be deemed to have rejected the Exchange Offer. Your election to accept or reject the Exchange Offer must be made on the Election Form and Release Agreement included with this Circular and will be irrevocable once it is made.

        Conditions to the Completion of the Exchange.    The completion of the Exchange is subject to (1) acceptance of the Exchange Offer by Affiliate Option holders entitled to receive at least 80% of the aggregate Exchange Price for all outstanding EME Affiliate Options, and (2) receipt by the Board of Directors of EIX of an opinion from its financial advisor supporting the conclusion that the Exchange Offer is fair to EIX and its shareholders. The EIX and EME Boards of Directors retain the right in their sole discretion to waive any or all of the foregoing conditions. The Company may not withdraw the Exchange Offer, unless one of the conditions described above is not satisfied. Similarly, if the Exchange is completed, the Company may not later revoke or rescind the Exchange.

        Consequences of Not Accepting the Exchange Offer.    You may decline to accept the Exchange Offer. If you do so, or if you do not timely return an election to accept the Exchange Offer, your Affiliate Options will remain outstanding on their terms and you will be subject to uncertainties and risks going forward relating to the future valuation of Affiliate Options and the EIX Board of Director's right to terminate your Affiliate Options for cash in an amount that it determines to be "substantially equivalent in value" to the Affiliate Options. For a description of these risks, see "Risk Factors" below and the response to Question 8 below. You should read that section and that response in their entirety. The EME and EIX Boards of Directors, and the Company, make no recommendation as to whether you should accept or reject the Exchange Offer.

        Additional Information.    After reading this Circular, if you have any questions with respect to the Exchange Offer or your eligibility to defer all or a portion of the Exchange Price if you accept the Exchange Offer, or if you disagree with the data reflected in your Individualized Statement, please contact EIX Executive Compensation. EIX Executive Compensation has established a special Exchange Offer telephone line (626/302-5675) and e-mail address (exchange@Edison.com) for you to use.

RISK FACTORS

        The value of your Affiliate Options (in the 2000 or any future Affiliate Option exercise window or should your Affiliate Options be cashed-out as described below) may be greater or lesser than the Exchange Price.

        Valuation Risks.    The Exchange Price was determined in the manner and based on the assumptions described in the response to Question 9 below. The actual value of the EME portfolio could be less than, more than, or equal to the net present value that has been assumed for purposes of calculating the Exchange Price.

        Various estimates of the value of EME's portfolio have been prepared recently using various assumptions as to future cash flows, financing costs, discount rates and other factors. Some of these estimates are substantially above the $4,245,000,000 net present value assumed for purposes of determining the Exchange Price. The Company nevertheless believes that the Exchange Price is appropriate as a means of accomplishing the objectives described above and giving the optionees a choice so they could elect to obtain value certainty and a potential upside for those who receive SEUs.

        Furthermore, the net present value used for determining the Exchange Price should be viewed in the context of the alternative methods by which optionees could receive payments on account of their options (future exercise windows and/or a "cash out"). If you do not timely accept the Exchange Offer, your risks will also be affected by whether the Affiliate Options are subject to one or more window valuations, or whether the Board of Directors of EIX instead decides to terminate your Affiliate Options and substitute cash in an amount that it determines to be "substantially equivalent in value" for your Affiliate Options. The risks associated with each alternative are discussed below.

        Exercise Windows.    If you do not timely accept the Exchange Offer, your Affiliate Options will remain outstanding as described in the response to Question 8 below. Depending upon the future activity of EME, the performance of the plants owned by EME (particularly the 1999 merchant plants and Paiton), whether EME acquires any new plants (and the performance of those plants), and the timing of any election you make to exercise your Affiliate Options, the value realized by you if you retain your Affiliate Options and do not participate in the Exchange Offer could equal, be more than, or be less than the Exchange Price. You should not assume that the merchant plants (i.e., plants having a projected net present value that is not primarily derived from long-term power plant purchase contracts) will be valued for purposes of the 2000 or any future exercise window (or for purposes of any cash-out, as described below) at the same amount as the approximate value that has been assumed for purposes of determining the Exchange Price. Indeed, these projects may be valued at a lesser amount than the approximate value that has been assumed for purposes of determining the Exchange Price.

        Phase-In of Project Valuation.    The Compensation and Executive Personnel Committee of EIX (the "Committee") has the authority to administer the Affiliate Options by the terms of the executive compensation plans under which the Affiliate Options have been granted. For purposes of the 2000 and subsequent exercise windows, the Committee has determined that, in respect to EME's 1999 and subsequent merchant plant acquisitions, the portion of each investment's net present value attributable to cash flows from merchant sources ("Merchant NPV") should be treated separately from the portion of the investment's net present value attributable to cash flows from other sources. The Merchant NPV would be phased into the portfolio valuation over a five-year period on a cumulative, 20% per year, basis. These percentages would be applied to the Merchant NPV as determined for that year. The Committee has also determined that, to count as one of the five phase-in years for a particular investment, the investment's cash flow from merchant sources must generally be at least 50% of the investment's total cash flow for the year. The Committee has the discretion to modify these guidelines on a general or project specific basis, including the discretion to adopt a longer or shorter phase-in period and to reduce the level of merchant cash flows required to consider a year as a phase-in year.

        A five-year phase-in for the valuation of EME's 1999 merchant plant investments (as described above) would result in the inclusion of a valuation number for those investments in the 2000 exercise window that is less than the valuation number assumed for purposes of determining the Exchange Price. This does not necessarily mean, however, that the value that might ultimately be included on account of those investments for exercise window purposes over the duration of the phase-in period would be less than the value assumed for those investments for purposes of determining the Exchange Price.

        Increasing Exercise Price.    The Exercise Price of outstanding Affiliate Options will continue to escalate each year in accordance with the terms of the Affiliate Options. Thus, if the net present value of the EME portfolio as calculated for purposes of the exercise windows does not increase at a rate that offsets the amount of the annual percentage increase in the Exercise Price, the amount that you could realize by exercising your Affiliate Options will decrease each year. Thus, you should balance the probability that the net present value of the EME portfolio (as determined each year for exercise window purposes) could increase from year to year, and the magnitude of any such increases, against the annual Exercise Price increases.

        Cash-Out of Affiliate Options.    The Board of Directors of EIX has the right, in its absolute discretion, to terminate your Affiliate Options and substitute cash in an amount that it determines to be "substantially equivalent in value" for the 1995-1999 Affiliate Options in accordance with the award agreements for the 1994 Affiliate Options and the "Statement of Terms and Conditions" applicable to the 1995-1999 Affiliate Options. The Board of Directors has not made any decision, as of the date of this Circular, to terminate Affiliate Options that remain outstanding after the Exchange and substitute cash that it determines to be "substantially equivalent in value" for the Affiliate Options. However, the Board could decide to take such action and terminate your Affiliate Options before their scheduled termination date. A cash-out could occur before or after the 2000 exercise window. The Exchange Price for each unit used in the Exchange Offer is not necessarily "substantially equivalent in value" for this purpose. If the EIX Board of Directors decides to substitute cash that it determines to be "substantially equivalent in value" for an outstanding Affiliate Option: (1) the value of the equivalent could be more than, less than, or equal to the Exchange Price; and (2) there may be no deferral opportunity (such as the deferral opportunity described in the response to Question 13 below) available in such circumstances.

        No Assurances or Adjustments.    There can be no assurance that, upon a subsequent exercise of your Affiliate Options or any cash-out thereof, you will realize value for your Affiliate Options equal to or greater than the Exchange Price. If you accept the Exchange Offer you release all of your rights with respect to, and you will not be entitled to receive, any additional payment, adjustment or other benefit should the value of EME increase in the future (including if a greater value is used for purposes of any Affiliate Option exercise window or for purposes of any other termination or settlement of Affiliate Options).

        Termination of Employment.    In accordance with the terms of your Affiliate Options, if your employment by the Company terminates due to any reason other than your death, Retirement, or following your Total Disability (as such terms are defined in the response to Question 12 below), your Affiliate Options will remain outstanding no longer than through the end of the first 60-day exercise window that follows your termination. For example, if your employment terminated (other than for the reasons noted above) before the 2000 exercise window, you would have to exercise your Affiliate Options in the 2000 exercise window or they would terminate unexercised. As noted above, the value of the EME portfolio in the 2000 exercise window may be less than the value that has been assumed for purposes of the Exchange Offer. Thus, you must balance (1) any possible value of the Affiliate Options in any future exercise window, with (2) the Exchange Price and the chance that your employment could terminate and you would have to exercise your Affiliate Options sooner than you anticipate (possibly during an exercise window during which the value of your Affiliate Options is less than the Exchange Price). If your employment by the Company terminates due to your death, Retirement, or following your Total Disability, your Affiliate Options generally provide that the vested Affiliate Options will remain exercisable for the balance of their terms.

        Solvency of EME and EIX.    Your rights to the Exchange Price (including any portion of the Exchange Price that you may elect to defer) are only those of a general unsecured creditor of EME and EIX (EIX has guaranteed EME's payment obligations). The payment of the Exchange Price (including any portion of the Exchange Price that you may elect to defer) is subject to those entities' continued solvency.

        The Release.    If you accept the Exchange Offer and the Exchange is completed, your Affiliate Options terminate and, as described in more detail in the response to Question 3 below, you release all of your rights with respect to your Affiliate Options except the right to receive the Exchange Price.

        Earnings-Related Risk.    The cash portion of the Exchange Price will earn interest for a period of time at an annual interest rate of 6.3%, or the 120% 10-Year Rate, as described above. The 6.3% rate is fixed. The 120% 10-Year Rate is determined on an annual basis and fixed for that year. Interest rates on the open market are subject to frequent increases or decreases. You must therefore weigh the opportunity costs and benefits, in your own specific case, between the following two alternatives: (1) accepting the Exchange Offer and having interest credited on the cash portion of the Exchange Price at a fixed rate of 6.3% or the annually-fixed 120% 10-Year Rate, as applicable, and receiving a grant of SEUs (unless you are not employed by the Company on the Exchange Date, in which case you will be paid the Exchange Price all in cash); or (2) exercising your Affiliate Options (or holding them if and until they are cashed-out) and investing the net after-tax proceeds in alternative investments, which could produce a rate of return that is greater than or less than the interest rate(s) applicable to the cash portion of the Exchange Price and any return on your SEUs.

        Stock-Related Risks.    The economic effect of SEUs is similar to an investment in EIX common stock. However, unlike a shareholder, you cannot sell or pledge your SEUs and your SEUs do not carry any voting or other shareholder rights.

        SEUs are non-transferable and illiquid and thus their "value" is at full market risk until they are (1) paid out or (2) converted as described in the Summary of Deferred Compensation Alternatives (if you are eligible to elect a deferral). You may lose value to the extent of any decline in the fair market value of the EIX common stock or its failure to increase at a rate commensurate with lost opportunities. Neither appreciation nor return on your SEUs can be assured.

QUESTIONS AND ANSWERS

ABOUT THE EXCHANGE OFFER

        Generally, the topics discussed in this section assume that (1) you will be employed by the Company on the Exchange Date, and (2) you do not elect a deferral. Certain special rules, described in the response to Question 14 below and generally not discussed in this section, apply if you are not an employee of the Company on the Exchange Date. You should read that response if you hold Affiliate Options but are no longer an employee of the Company. Even if you are currently an employee of the Company, you should read that response so that you are aware of the effects that a termination of your employment before the Exchange Date would have on the amount and time of payment of the Exchange Price. Your ability to elect a deferral under the deferred compensation plan, and the consequences of such a deferral, are described in the response to Question 13 below and in the Summary of Deferred Compensation Alternatives document referenced in that response.

General

  1.
  Why are EME and EIX making the Exchange Offer?

    The Boards of Directors of EME and EIX have determined that the Affiliate Options, while appropriate during the establishment and initial expansion of EME's business, have since become inconsistent with the best interests of EIX and its shareholders. Among the factors considered by the Boards of Directors in approving the Exchange Offer were the following:

      •
      The future success of EME and EIX depends on the managers and employees of EME sharing a common interest with EIX shareholders, as reflected in the price of EIX common stock.

      •
      In 1999, EME had consolidated income of $130 million, representing 20.9% of EIX's consolidated income. At December 31, 1999, it had consolidated total assets of $15.534 billion, representing 42.9% of EIX's consolidated total assets. Unlike the situation when the Affiliate Options were first granted, the earnings from EME now constitute a significant portion of EIX's consolidated income, so that the prevailing trading price of EIX common stock is significantly affected by EME's operations. Maintenance of a separate long-term incentive award structure at the EME level is therefore no longer thought by the Boards of Directors of EIX and EME to be necessary or desirable to motivate EME's managers and employees.

      •
      The variable accounting treatment accorded the Affiliate Options causes substantial earnings charges for EIX that could be avoided through certain other incentive compensation plan structures (such as the grant of stock options).

      •
      Administration of the Affiliate Options is expensive and consumes a large amount of time and resources of management and employee benefit plan administrators.

    For these reasons, the Boards of Directors have concluded that a current exchange of the outstanding Affiliate Options is in the best interests of EME and EIX and have authorized the implementation of the Exchange Offer.

  2.
  How can I accept the Exchange Offer?

    You may accept, under the terms and subject to the conditions set forth herein, the Exchange Offer at any time prior to the Expiration Time. If you accept the Exchange Offer, you accept it with respect to all of your outstanding Affiliate Options. You may not accept the Exchange Offer with respect to only a portion of your Affiliate Options.

    To accept the Exchange Offer, you must: (1) sign and date the Election Form and Release Agreement included with this Circular (also referred to as the "Election Form"); (2) indicate on the Election Form that you accept the Exchange Offer and agree to the terms of the release set forth in the Election Form; and (3) mail, telecopy, or hand deliver the Election Form to EME at the following address for receipt prior to the Expiration Time:

      Attn: Lynn Gardner, Vice President
      Edison Mission Energy
      18101 Von Karman Avenue, Suite 1700
      Irvine, California 92612-1046
      Facsimile: (949) 263-9162

    If the Election Form is signed by trustees, executors, administrators, guardians, attorneys-in-fact or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by EME, submit evidence satisfactory to EME of their authority to act in this capacity.

    Your election to accept or reject the Exchange Offer is irrevocable by you once your Election Form is filed.

    If you are employed in a non-U.S. jurisdiction, your Election Form (or a supplement thereto) may contain other terms and conditions, not described in this Circular, that will apply if you accept the Exchange Offer. Be sure to read your Election Form.

  3.
  What is the release that is set forth in the Election Form?

    By signing your Election Form and indicating that you accept the Exchange Offer, you agree to the provisions of a release set forth in Section D of the Election Form. The release will operate as an unconditional release by you and your trustees, executors, administrators, guardians, attorneys-in-fact or others acting in a fiduciary or representative capacity of all rights and remedies relating to all of your Affiliate Options. That is, by agreeing to the release you agree that your Affiliate Options, and all of your rights with respect to your Affiliate Options, automatically terminate on the Exchange Date. (Of course, your right to receive payment of the Exchange Price is not being waived.) For example and without limiting the generality of the release, if you accept the Exchange Offer you release all of your rights with respect to, and you will not be entitled to receive, any additional payment, adjustment or other benefit should the value of EME increase in the future (including if a greater value is used for purposes of any Affiliate Option exercise window or for purposes of any other termination or settlement of Affiliate Options).

    By signing your Election Form, you also agree that any dispute or controversy related to or arising out of the Exchange will be submitted to arbitration in accordance with the terms set forth in Section E of the Election Form.

  4.
  What happens if I accept the Exchange Offer and the Exchange is completed?

    If you decide to accept the Exchange Offer and timely return a valid Election Form to that effect, and the other conditions to the completion of the Exchange described herein have been satisfied, the Exchange Price will be credited to you on the Exchange Date as described in the next paragraph. You will have no further rights with respect to your Affiliate Options. The Company will sign and return a copy of your Election Form to you after the Exchange Date to evidence the completion of the Exchange.

    $50.00 of the Exchange Price per unit will be granted to you in the form of SEUs, as described in the response to Question 10 below. All SEUs will be issued under the EIX Equity Compensation Plan (the "ECP"). For more information on the SEUs, see the "EIX

    Stock Equivalent Units" section below and the Prospectus attached to this Circular as Attachment B. The remainder of the Exchange Price for your Affiliate Options will be paid to you in cash on March 13, 2001 (except as described in the next paragraph or if you are eligible and make a deferral election).

    As described above under "Summary—Treatment of Unvested Options," any component of the Exchange Price payable to you with respect to the unvested portion of your 1998 and 1999 Affiliate Options will remain subject to the vesting schedule applicable to the unvested portion of your exchanged Affiliate Options and will not be paid earlier than the applicable vesting date.

  5.
  Can the Exchange Offer be revoked?

    No. If you accept the Exchange Offer, the completion of the Exchange and the payment of the Exchange price will be a binding obligation of EIX and EME, subject only to the conditions set forth above under "Summary—Conditions to the Completion of the Exchange." You will be notified if and when the EIX Board of Directors or its delegate determines that the conditions to the Exchange have been satisfied. The Company may not revoke or withdraw the Exchange Offer, unless one of the described conditions to the Exchange is not satisfied. Similarly, if the conditions to the Exchange have been satisfied, the Company may not later revoke or rescind the Exchange. If the conditions to the Exchange are not satisfied by August 31, 2000, you will be given an opportunity to withdraw your election to accept the Exchange Offer, if you have made such an election.

    If you accept the Exchange Offer and the Exchange is completed, the amount or payment of the Exchange Price will not be subject to future EIX or EME performance, EME asset performance, or changes in macroeconomic conditions; except: (1) the Company's payment obligations are subject to the solvency of EIX and EME as described under "Risk Factors" above, (2) the value represented by outstanding SEUs will fluctuate with changes in the market price of EIX common stock and any changes in EIX's dividend policy, and (3) changes in market interest rates will affect the annual determination of the 120% 10-Year Rate.

  6.
  Do the terms of my Affiliate Options apply to the Exchange?

    No. The Exchange Offer is made outside the scope of any Company incentive compensation plan. The terms of any such plan and your Affiliate Options therefore do not apply to the Exchange Offer or to the payment of the Exchange Price. The SEUs will, however, be granted under and subject to the terms of the ECP.

  7.
  What happens if I accept the Exchange Offer but the Exchange is not completed?

    If you accept the Exchange Offer but the Exchange is not completed, the release that you gave in accepting the Exchange Offer will be void and your Affiliate Options will remain outstanding in accordance with their terms.

    If you do not accept the Exchange Offer, or if the Exchange is not completed, EME reserves the right in its sole discretion to purchase or make exchange offers for Affiliate Options outstanding subsequent to the Expiration Time, or otherwise terminate such Affiliate Options in accordance with their terms. At this time, no decision has been made whether to do so. The terms of any such purchases, offers or terminations could differ from the terms of the Exchange Offer. Also see the response to Question 8 below.

  8.
  What will happen to my Affiliate Options if I do not accept the Exchange Offer?

    Voluntary Nature of Participation.    Participation in the Exchange Offer is entirely voluntary. You should consult with your legal, financial and tax advisors in making your decision on what action to take, and neither the Boards of Directors of EME and EIX, nor the Company, takes a position with respect to the advisability in your particular case of the Exchange Offer. If you do not accept the Exchange Offer, your Affiliate Options will remain outstanding until such time as (1) you exercise your Affiliate Options in accordance with their terms; (2) the Board of Directors of EIX, in its absolute discretion, decides to terminate your Affiliate Options and substitute cash in an amount that it determines to be "substantially equivalent in value" for your Affiliate Options in accordance with the "Statement of Terms and Conditions" applicable to your Affiliate Options; or (3) your Affiliate Options terminate in accordance with their terms or your agreement. The Board of Directors has not made any decision, as of the date of this Circular, to terminate Affiliate Options that remain outstanding after the Exchange and substitute cash that it determines to be "substantially equivalent in value" for the Affiliate Options. The Exchange Price for each unit used in the Exchange Offer (i.e., $425 less the Exercise Price applicable to that unit) is not necessarily "substantially equivalent in value" for this purpose. If the EIX Board of Directors decides to substitute cash that it determines to be "substantially equivalent in value" for an outstanding Affiliate Option, the value of the equivalent could be more or less than the Exchange Price.

    Future Exercise Payments.    Affiliate Options that remain outstanding after the Exchange can still be exercised, to the extent then vested, in any future window period. However, the Board of Directors of EIX retains the right, in its absolute discretion, to terminate your Affiliate Options and substitute cash in an amount that it determines to be "substantially equivalent in value" for your Affiliate Options. There can be no assurance that, upon a subsequent exercise of your Affiliate Options or any cash-out thereof by the Board of Directors, you will realize value for your Affiliate Options equal to or greater than the Exchange Price.

    The Committee has the authority to administer the Affiliate Options by the terms of the executive compensation plans under which the Affiliate Options have been granted. For purposes of the 2000 and subsequent exercise windows, the Committee has determined that, in respect to EME's 1999 and subsequent merchant plant acquisitions, the Merchant NPV should be treated separately from the portion of the investment's net present value attributable to cash flows from other sources. The Merchant NPV would be phased into the portfolio valuation over a five-year period on a cumulative, 20% per year, basis. These percentages would be applied to the Merchant NPV as determined for that year. The Committee has also determined that, to count as one of the five phase-in years for a particular investment, the investment's cash flow from merchant sources must generally be at least 50% of the investment's total cash flow for the year. The Committee has the discretion to modify these guidelines on a general or project specific basis, including the discretion to adopt a longer or shorter phase-in period and to reduce the level of merchant cash flows required to consider a year as a phase-in year.

    A five-year phase-in for the valuation of EME's 1999 merchant investments (as described above) would result in the inclusion of a valuation number for those investments in the 2000 exercise window that is less than the valuation number assumed for purposes of determining the Exchange Price. This does not necessarily mean, however, that the value that might ultimately be included on account of those investments for exercise window purposes over the duration of the phase-in period would be less than the value assumed for those investments for purposes of determining the Exchange Price.

    In any event, you should not assume that the merchant plants will be valued for purposes of any future exercise window at the same amount as the approximate value that has been assumed for purposes of determining the Exchange Price. Indeed, these projects may be valued at a lesser amount (before or after giving effect to the phase-in) than the approximate value that has been assumed for purposes of determining the Exchange Price. Similarly, the other projects in the EME portfolio (including Paiton) will be revalued each year for any Affiliate Options that remain outstanding after the Exchange. Assuming no other changes, a lower valuation of the projects in the EME portfolio would reduce the amount payable upon an exercise of your Affiliate Options.

    In addition, the Exercise Price of outstanding Affiliate Options will continue to escalate each year in accordance with the terms of the Affiliate Options.

The Exchange Price

  9.
  How has the aggregate Exchange Price applicable to my Affiliate Options been calculated?

    If you timely accept the Exchange Offer, and the other conditions to the completion of the Exchange described herein have been satisfied, you will be entitled to receive the Exchange Price, as set forth herein. The Exchange Price was determined as follows:

    The starting point was the January 1, 1999 valuation of the EME portfolio used for the 1999 exercise window ($3,068,250,000). A 9% rate of appreciation was applied to the January 1, 1999 valuation through December 31, 1999, producing a total of $3,344,390,000. Next, this appreciated value was subject to the following adjustments for purposes of determining the Exchange Price:

      •
      an increase of $199 million with respect to ISAB;

      •
      an increase of $109 million with respect to Doga;

      •
      a decrease of $150 million with respect to Paiton;

      •
      an increase of $112 million for the 4 Star adjustment;

      •
      an increase of $100 million for the SRAC adjustment; and

      •
      an increase of $31 million for certain other project developments after January 1, 1999.

    Thus, solely for purposes of determining the Exchange Price, the appreciated net present value of the EME portfolio is assumed to be $3,745,390,000.

    Next, the $3,745,390,000 value was increased by $500 million to give an approximate net present value to the 1999 merchant plants (Homer City, the Illinois plants, Contact Energy, and the Fiddler's Ferry and Ferrybridge merchant plants). The $500 million value assigned to the 1999 merchant plants was solely for purposes of the Exchange Offer and (1) is based on a review of events that occurred and information available through the date of this Circular, and (2) reflects a determination that there are substantially higher uncertainties with respect to approximating the net present values of those plants than there are for other elements of the EME portfolio. Thus, solely for purposes of determining the Exchange Price, the appreciated net present value of the EME portfolio is assumed to be $4,245,390,000 ($3,745,390,000 + $500 million).

    The Affiliate Option program for EME assumes that EME has 10,000,000 hypothetical or "phantom" ownership units outstanding. Thus, the $4,245,390,000 valuation creates a per unit value, rounded to the nearest whole dollar, of $425 ($4,245,390,000 divided by 10,000,000). The per Affiliate Option consideration being offered in the Exchange Offer is therefore based on the difference between the per unit value of $425 and the Exercise Price applicable to that unit.

  10.
  If the Exchange is completed, how will the components of the Exchange Price payable to me be determined?

    SEUs.    If you are employed by the Company on the Exchange Date, $50.00 of the Exchange Price per unit will be granted to you in the form of SEUs. The $50.00 per unit amount relates to the approximate value of the 1999 merchant plants assumed for purposes of the Exchange Offer as follows: $500 million divided by the 10,000,000 units assumed to be outstanding equals $50.00 per unit.

    The number of SEUs granted to you will equal $50.00 per unit divided by $20.50. $20.50 was the closing price of a share of EIX common stock on June 30, 2000 on the New York Stock Exchange.

    The percentage of the Exchange Price granted to you in SEUs will vary depending on the number and grant date of the Affiliate Options you hold, and the value of these SEUs will rise and fall with fluctuations in the price of the underlying shares of EIX common stock and any changes in EIX's dividend policy.

    The value of your SEUs will be paid to you, as described in more detail in the responses to Questions 21 and 22 below, on the first or third anniversary of the Exchange Date, whichever you elect (except as noted in the response to Question 4 above with respect to the SEUs that relate to unvested Affiliate Options, or if you are eligible and make a deferral election).

    Cash Payments.    The balance of the Exchange Price (the total Exchange Price less the $50.00 per unit to be granted in the form of SEUs) will be paid to you in a lump-sum on March 13, 2001 (except as noted in the response to Question 4 above with respect to the portion that relates to unvested Affiliate Options, or if you are eligible and make a deferral election).

    The cash component of the Exchange Price will earn interest as follows: (1) the portion that relates to vested Affiliate Options and Affiliate Options that are scheduled to vest in January 2001 (which portion will be paid in March 2001) will earn interest at an annual rate of 6.3% from the Exchange Date through the date of payment, and (2) the portion that relates to Affiliate Options that are scheduled to vest and be paid in January 2002 or January 2003 will earn interest at an annual rate equal to the 120% 10-Year Rate from the Exchange Date through the date of payment.

  11.
  How would the Exchange Offer work for a hypothetical Affiliate Optionee?

    Set forth below is an illustration of how the Exchange Offer would operate for a hypothetical Affiliate Optionee employed by the Company on the Exchange Date. See your Individualized Statement for the calculation of the consideration being offered you.

Year of Award	1994	1995	1996	1997	1998		1999		Total
Total Award	500 units	1,000 units	1,000 units	750 units	750 units		500 units		4,500 units
Exercised	0	0	0	0	0		0		0
Cancelled	0	0	0	0	0		0		0
Now Vested	500 units	1,000 units	1,000 units	750 units	375 units		125 units		3,750 units
Now Unvested	0	0	0	0	375 units		375 units		750 units
Year 2000 Exercise Price	$169.2742	$154.2317	$181.0666	$226.6772	$313.8153		$334.4392		N/A
Per Unit Value Assumed for Exchange Offer	$425.00	$425.00	$425.00	$425.00	$425.00		$425.00		N/A
Exchange Price/Unit	$255.7258	$270.7683	$243.9334	$198.3228	$111.1847		$90.5608		N/A
Aggregate Exchange Price(1)	$127,862.90	$270,768.30	$243,933.40	$148,742.10	$83,388.53		$45,280.40		$919,975.63
Vested Portion to be Granted in SEUs ($50.00 per Unit)(2)	$25,000.00	$50,000.00	$50,000.00	$37,500.00	$18,750.00		$6,250.00		$187,500.00
Vested Portion Payable in Cash	$102,862.90	$220,768.30	$193,933.40	$111,242.10	$22,944.27		$5,070.10		$656,821.07
Total Vested Portion of Exchange Price	$127,862.90	$270,768.30	$243,933.40	$148,742.10	$41,694.27		$11,320.10		$844,321.07
Unvested Portion to be Granted in SEUs ($50.00 per Unit)					$18,750.00	(3)	$18,750.00	(4)	$37,500.00
Unvested Portion Payable in Cash					$22,944.26	(5)	$15,210.30	(6)	$38,154.56
Total Unvested Portion of Exchange Price					$41,694.26		$33,960.30		$75,654.56

(1)
The aggregate Exchange Price ($919,975.63) would be payable as follows:

•
$50.00 of the Exchange Price per unit will be granted in the form of SEUs. With 4,500 units, the Affiliate Optionee would receive $225,000.00 of the Exchange Price in the form of SEUs ($187,500.00 attributable to vested units plus $37,500.00 attributable to unvested units). The actual number of SEUs to be issued to the Affiliate Optionee would equal 10,975.61, which is $225,000.00 divided by $20.50 (as described in the response to Question 10 above).

•
The remainder of the Exchange Price, $694,975.63 ($656,821.07 attributable to vested units plus $38,154.56 attributable to unvested units), would be paid in cash on March 13, 2001 (except as described below with respect to the portion that relates to unvested Affiliate Options, or if the Affiliate Optionee was eligible and elected a deferral).
(2)
As indicated in Note 1, above, the Affiliate Optionee would be granted a total of 10,975.61 SEUs. The vested portion of the Exchange Price to be granted in the form of SEUs is $187,500.00. Thus, 9,146.34 ($187,500.00 divided by $20.50) of the Affiliate Optionee's SEUs relate to vested Affiliate Options and would be vested on the Exchange Date.

(3)
The portion of the Exchange Price attributable to the unvested 1998 Affiliate Options and to be granted in the form of SEUs is $18,750.00. Thus, 914.64 ($18,750.00 divided by $20.50) of the Affiliate Optionee's SEUs relate to the unvested portion of the 1998 Affiliate Options. Those SEUs are scheduled to vest in two equal installments on January 2, 2001 and January 2, 2002. The vesting dates correspond to the remaining scheduled vesting dates of the 1998 Affiliate Options.

(4)
The portion of the Exchange Price attributable to the unvested 1999 Affiliate Options and to be granted in the form of SEUs is $18,750.00. Thus, 914.63 ($18,750.00 divided by $20.50) of the Affiliate Optionee's SEUs relate to the unvested portion of the 1999 Affiliate Options. Those SEUs are scheduled to vest in three equal installments on January 2, 2001, January 2, 2002 and January 2, 2003. The vesting dates correspond to the remaining scheduled vesting dates of the 1999 Affiliate Options.

(5)
The cash portion of the Exchange Price attributable to the unvested 1998 Affiliate Options is $22,944.26. Of this amount, $11,472.13 (50%) is scheduled to vest on January 2, 2001 and be paid on March 13, 2001, and $11,472.13 (50%) is scheduled to vest and be paid on January 2, 2002. The vesting dates correspond to the remaining scheduled vesting dates of the 1998 Affiliate Options.

(6)
The cash portion of the Exchange Price attributable to the unvested 1999 Affiliate Options is $15,210.30. Of this amount, $5,070.10 (1/3) is schedule to vest on January 2, 2001 and be paid on March 13, 2001, $5,070.10 (1/3) is scheduled to vest and be paid on January 2, 2002, and $5,070.10 (1/3) is scheduled to vest and be paid on January 2, 2003. The vesting dates correspond to the remaining scheduled vesting dates of the 1999 Affiliate Options.

The following example illustrates how the Company will pay the Exchange Price to the hypothetical Affiliate Optionee referenced in the above chart.

  For Example:    This example assumes that the Affiliate Optionee was not eligible or did not elect to make a deferral election. If you are eligible and want to elect a deferral, examples that include the effects of a deferral election are contained in the Summary of Deferred Compensation Alternatives. For ease of illustration, this example ignores the effects of tax withholding. (See the responses to Question 36 below for information on the effects of tax withholding.) Note that "scheduled" payments would not be made if the Affiliate Optionee's employment terminated and such amounts were not vested or did not vest in connection with the termination.

    •
    The Affiliate Optionee will be paid $656,821.07 (plus interest at 6.3% from the Exchange Date through the date of payment) on March 13, 2001. This amount represents the cash portion of the Exchange Price that is vested on the Exchange Date.

    •
    $16,542.23 (plus interest at 6.3% from the Exchange Date through the date of payment) is scheduled to vest in January 2001 and also be paid on March 13, 2001 (in addition to the $656,821.07 described above). This amount represents the cash portion of the Exchange Price attributable to the January 2001 vesting installments of the Affiliate Optionee's 1998 and 1999 Affiliate Options ($11,472.13 + $5,070.10 = $16,542.23).

    •
    $16,542.23 (plus interest at the 120% 10-Year Rate from the Exchange Date through the date of payment) is scheduled to vest and be paid on January 2, 2002. This amount represents the cash portion of the Exchange Price attributable to the January 2002 vesting installments of the Affiliate Optionee's 1998 and 1999 Affiliate Options ($11,472.13 + $5,070.10 = $16,542.23).

    •
    $5,070.10 (plus interest at the 120% 10-Year Rate from the Exchange Date through the date of payment) is scheduled to vest and be paid on January 2, 2003. This amount represents the cash portion of the Exchange Price attributable to the January 2003 vesting installment of the Affiliate Optionee's 1999 Affiliate Options.

    •
    EIX will grant 10,975.61 SEUs to the Affiliate Optionee on the Exchange Date. This number is determined by dividing $225,000.00 (the total portion of the Exchange Price to be granted in the form of SEUs, or $187,500.00 + $37,500.00) by $20.50. As indicated in Notes 2, 3, and 4 above, the SEUs will remain subject to the same vesting schedule as the related Affiliate Options. As described in more detail below under "EIX Stock Equivalent Units," vested SEUs generally will become payable on the first or third anniversary of the Exchange Date, whichever the Affiliate Optionee elected.

  12.
  What happens if I accept the Exchange Offer and my employment terminates after the Exchange Date?

    The following rules apply if you accept the Exchange Offer and your employment by the Company terminates after the Exchange Date:

    (1)
    If your employment terminates due to your Retirement, Total Disability, or death you will become vested in a pro rata portion of the cash payable and SEUs that are attributable to your unvested Affiliate Options (the Affiliate Options provide for pro rata vesting in connection with Retirement, Total Disability, or death), and you will forfeit the remaining unvested amounts and unvested SEUs;

    (2)
    If your employment by the Company terminates for any other reason, you will forfeit the cash payable that was attributable to your unvested Affiliate Options and the unvested SEUs attributable to your unvested Affiliate Options (for this purpose, your unvested Affiliate Options are those Affiliate Options that, had they remained outstanding after the Exchange, would not have vested prior to the termination of your employment);

    (3)
    Any portion of the cash component of the Exchange Price that vests in connection with the termination of your employment will be paid following the later of March 13, 2001 or a date no later than 60 days after your employment terminates; and

    (4)
    The value of your vested SEUs will be paid as described in the response to Question 21 below.

    For purposes of the Exchange, "Retirement" or "Retire" generally means that you terminate employment with the Company at age 55 or later with at least five years of service to the Company. For purposes of the Exchange, EIX's Benefits Committee will determine whether you are "Totally Disabled" in its discretion.

    If you are entitled to pro rata vesting, you will become vested in an additional cash portion of the Exchange Price so that the aggregate cash portion of the Exchange Price that you are vested in, and the total number of SEUs that you are vested in, with respect to Affiliate Options granted for a particular year equals X%, where X is obtained by dividing (1) the completed months that have elapsed between the date those Affiliate Options were granted and the date that your employment by the Company terminates, by (2) 48.

    The Affiliate Options also provide for automatic vesting in connection with certain mergers, consolidations or other corporate events if a "Distribution Date" occurs under the Rights Agreement approved by the EIX Board of Directors on November 20, 1996, as amended. The Exchange Price also will become fully vested in such events if a "Distribution Date" occurs under such Rights Agreement.

  13.
  Can I elect a deferral?

    Certain persons may be eligible to elect that all or a portion of the cash component of the Exchange Price be deferred under a deferred compensation plan, and/or that the payment of their SEUs be deferred under a deferred compensation plan. If EIX and EME determined that you may be eligible to elect a deferral, you were given a copy of the Summary of Deferred Compensation Alternatives document with your copy of this Circular. If you are eligible, you should read the Summary of Deferred Compensation Alternatives before you elect a deferral. That summary describes the deferred compensation plan and the effect that a deferral election will have on the payment of the Exchange Price.

    EIX and EME had to limit eligibility for the deferred compensation plan because of applicable requirements under the Employee Retirement Income Security Act of 1974, as

    amended ("ERISA"). Your Individualized Statement will indicate if you are not eligible to participate in the deferred compensation plan.

    There is a second test, required under applicable securities laws, that you also must satisfy if you want to elect a deferral. This test requires that, to be eligible to make a deferral election, you must (1) have individual income in excess of $200,000 in each of the two most recent years or joint income with your spouse in excess of $300,000 in each of the two most recent years and reasonably expect to reach the same level this year, or (2) have an individual net worth or a joint net worth with your spouse in excess of $1,000,000. These requirements are described in more detail in the Summary of Deferred Compensation Alternatives.

    EIX's and EME's determination of whether you are eligible to elect a deferral was based solely on the ERISA test. Even if EIX and EME determined that you are eligible under the ERISA test and gave you a copy of the Summary of Deferred Compensation Alternatives, the Company has made no determination of whether you satisfy the securities law requirement for eligibility described above. Thus, even if it was determined that you are eligible, you must attest when you elect a deferral to the fact that you satisfy one of the above income or net worth requirements under the securities test; otherwise, your deferral election will not be effective.

  14.
  What special rules apply if I am not employed by the Company on the Exchange Date?

    The following special rules apply if you accept the Exchange Offer and you are not employed by the Company on the Exchange Date:

      •
      Your outstanding Affiliate Options will terminate and you will only be paid for your Affiliate Options that vested prior to the termination of your employment and, if your employment by the Company terminated due to your Retirement, Total Disability, or death, for any Affiliate Options that vested in connection with the termination of your employment.

      •
      You will be paid the Exchange Price all in cash.

      •
      $50.00 of the Exchange Price per vested unit (plus interest at an annual rate of 6.3% from the Exchange Date through the date of payment) will be paid on the first anniversary of the Exchange Date (expected to be August 8, 2001). $50.00 is the portion of the Exchange Price per unit that otherwise would have been granted in the form of SEUs. The first anniversary of the Exchange Date is the earliest date that your SEUs would have been paid had you been granted SEUs.

      •
      The balance of the Exchange Price for your vested units (plus interest at an annual rate of 6.3% from the Exchange Date through the date of payment) will be paid on March 13, 2001.

      •
      You may make a deferral election, if you are otherwise eligible as described in the response to Question 13, only if your employment by the Company terminated due to your Retirement or Total Disability. If you are eligible and elect a deferral, the portion of the Exchange Price that you elect to defer will be credited under, and will begin to earn interest at the rate described in the Summary of Deferred Compensation Alternatives, as of the Exchange Date.

EIX Stock Equivalent Units

EIX maintains the ECP to provide participants with a financial incentive that reinforces and recognizes long-term corporate, organizational and individual performance and accomplishments. Persons who accept the Exchange Offer and who are employed by the Company on the Exchange Date will receive a portion of their consideration in the form of a grant of SEUs under the ECP. Generally, an SEU is a non-voting unit of measurement that is deemed for bookkeeping purposes to be equivalent to one outstanding share of EIX common stock. When an SEU becomes payable, the holder will be paid a cash amount determined with reference to the then fair market value of a share of EIX common stock, as described in the response to Question 22 below.

This section provides important information regarding the SEUs to be granted as part of the Exchange Offer. The information presented in this section is qualified in its entirety by the more detailed information set forth in the form of SEU Award Certificate and SEU Statement of Terms and Conditions that will evidence each grant of SEUs (collectively, the "Award Certificate") and by the more detailed information set forth in the ECP. A copy of the ECP is included in the Prospectus attached as Attachment B to this Circular. A copy of the Award Certificate is attached as Attachment C to this Circular.

The ECP or the Award Certificate controls if any discrepancy exists between the information presented in this Circular with respect to the SEUs and the terms of the ECP or the Award Certificate.

  15.
  Can I opt out of the SEUs or elect that a greater portion of my Exchange Offer consideration be granted in the form of SEUs?

    No. If you accept the Exchange Offer, the number of SEUs that you will be granted per unit is fixed and will be calculated as described in the response to Question 10 above. You may not elect to receive cash or other benefits in lieu of the SEUs. Similarly, you may not elect to increase the portion of your Exchange Offer consideration that will be granted in the form of SEUs.

  16.
  What is an SEU?

    An SEU is a bookkeeping entry and evidences a right to receive a cash payment determined with reference to the fair market value of a share of EIX common stock, as described in the response to Question 22 below. This right, however, is subject to certain terms and conditions contained in the applicable Award Certificate and generally described in this Circular. The time of payment of your SEUs is described in the response to Question 21 below.

    In accordance with the ECP, the Committee, to the extent it deems equitable and appropriate, may adjust the number of SEUs referenced in an award in the event of certain reorganizations, mergers, combinations, consolidations, recapitalizations, stock splits, stock dividends, reverse stock splits, stock consolidations and other similar events that change the number or kind of shares of EIX common stock outstanding.

  17.
  How are SEUs credited?

    EIX will maintain a SEU bookkeeping account for each participant who accepts the Exchange Offer. Your SEUs will be credited to the bookkeeping account maintained in your name.

  18.
  Will dividend equivalents be credited on the SEUs credited to my account?

    Yes. SEUs accrue dividend equivalents as EIX declares dividends on its common stock. Dividend equivalents are credited on the ex-dividend date, based on the average of the high and low prices of a share of EIX common stock on the New York Stock Exchange on that date, in the form of additional SEUs to your account.

      For Example:    Assume that you have 1,000 SEUs. Assume that EIX declares a $0.25 cash dividend per share of its common stock and that the ex-dividend date average of the high and low prices of a share of EIX common stock on the New York Stock Exchange is $25. Your account will be credited, on the ex-dividend date, with an additional 10 SEUs (1,000 SEUs multiplied by $0.25 equals $250; $250 divided by the share value of $25 equals 10).

    SEUs credited as dividend equivalents are subject to the same vesting schedule as your other SEUs.

  19.
  When will the SEUs vest?

    To the extent that your SEUs relate to vested Affiliate Options, your SEUs will be vested on the Exchange Date. To the extent that your SEUs relate to unvested Affiliate Options, your SEUs will be subject to the same vesting schedule as the underlying Affiliate Option. If your employment terminates due to your Retirement, death, or following your Total Disability, you will be entitled to pro rata vesting as described in the response to Question 12 above. You will forfeit the SEUs to the extent that they are not vested (or do not become vested) in such circumstances. If your employment terminates for any other reason, you will forfeit your SEUs to the extent that they are not vested.

      For Example:    If you Retire on July 15, 2001, you would be only 62.5% vested in your 1999 Affiliate Options. If you accept the Exchange Offer and Retire on July 15, 2001, a total of 62.5% of the SEUs that relate to your 1999 Affiliate Options will be vested. You will forfeit the remainder. (This rule also would apply to your SEUs that relate to 1998 Affiliate Options, except that you would be 87.5% vested in your 1998 Affiliate Options if you Retired on July 15, 2001. Your Affiliate Options from 1997 or earlier are fully vested. Therefore, your SEUs related to those Affiliate Options will be fully vested on the Exchange Date.)

  20.
  Do I have to make an SEU payment election?

    Yes. The value of your vested SEUs generally will become payable on the first or third anniversary of the Exchange Date, whichever you elect (unless you are eligible and make an SEU deferral election). You must indicate your SEU payment election on your Election Form at the time you accept the Exchange Offer. If you do not make an election on your Election Form, you will be deemed to have elected payment on (or as soon as administratively practical after) the third anniversary of the Exchange Date. For tax reasons, you may not change your election after your Election Form is filed.

    The effect of electing a third anniversary payment is that the value of your SEUs will continue to be subject to changes in the market value of EIX common stock for a longer period of time, and you will defer taxation for a longer period of time, than if you had elected a first anniversary payment.

  21.
  When will the value of my SEUs be paid?

    Subject to the exceptions described below, the value of your vested SEUs will be paid as soon as administratively practical after the first or third anniversary of the Exchange Date, whichever you elect. In addition, the payment rules described in this response are subject to any SEU deferral election that you may make (if you are eligible to defer payment of your SEUs).

    To the extent that your SEUs relate to unvested Affiliate Options, the value of your SEUs will not be paid until the date that the underlying Affiliate Options would have vested had you not accepted the Exchange Offer.

    The termination of your employment could trigger payment of your SEUs earlier than the payment date that you elected. If your employment terminates before the first anniversary of the Exchange Date, the value of your vested SEUs will become payable on the first anniversary of the Exchange Date. If your employment terminates on or after the first anniversary of the Exchange Date, the value of your vested outstanding SEUs will become payable on the date your employment terminates.

    The following examples illustrate these payment rules.

      Example (1):    Assume that you are granted 1,200 SEUs. 900 are attributable to vested Affiliate Options and are vested on the Exchange Date. 300 are attributable to unvested Affiliate Options and are scheduled to vest as follows: 200 are scheduled to vest on January 2, 2001, 50 are scheduled to vest on January 2, 2002, and 50 are scheduled to vest on January 2, 2003. Assuming that you remain employed by the Company through the applicable vesting dates and that you elect a first anniversary payout, your 1,100 vested SEUs (the 900 vested on the Exchange Date plus the 200 that are scheduled to vest on January 2, 2001) would become payable on the first anniversary of the Exchange Date, the 50 SEUs that are scheduled to vest on January 2, 2002 would become payable on that date, and the 50 SEUs that are scheduled to vest on January 2, 2003 would become payable on that date.

      Example (2):    Assume the same facts as in Example (1) except that you elect a third anniversary payout. In this case, all 1,200 SEUs would become payable on the third anniversary of the Exchange Date.

      Example (3):    Assume the same facts as in Example (1) except that you elect a first anniversary payout and your employment terminates prior to the first anniversary of the Exchange Date. In this case, your vested SEUs (900 plus an additional 200 if you are employed through January 2, 2001) would become payable on the first anniversary of the Exchange Date.

      Example (4):    Assume the same facts as in Example (1) except that that you elect a third anniversary payout but that your employment terminates February 1, 2002. Your 1,150 vested SEUs (900, plus the 200 that are scheduled to vest on January 2, 2001, plus the 50 that are scheduled to vest on January 2, 2002) would become payable following the date your employment terminated.

  22.
  How is an SEU payment calculated?

    An SEU represents the right to receive a payment determined with respect to the fair market value of a share of EIX common stock (less required tax withholding). The amount that you will be paid for each of your SEUs that vests will equal the "Per SEU Payment Amount" determined at the time the SEU becomes payable. You have no further right with respect to an SEU once you receive payment with respect to that SEU.

    Fixed Vesting Date.    If payment of your SEUs is triggered by a fixed payment or vesting date (the first or third anniversary of the Exchange Date or the scheduled vesting date of the underlying Affiliate Option), the Per SEU Payment Amount equals: (1) the sum of the daily average of the high and low trading prices of a share of EIX common stock on the New York Stock Exchange for each of the 20 trading days preceding the payment trigger date; (2) divided by 20. Payment will actually be made on or as soon as administratively practicable after the payment trigger date.

      For Example:    Assume that you elect a first anniversary payment, that 1,000 of your SEUs are vested on the first anniversary of the Exchange Date, and that the Per SEU Payment Amount is $25 on that date. The Company will make a lump-sum cash payment of $25,000 (1,000 multiplied by $25), less required tax withholding, to you on or as soon as administratively practicable after that date.

    Termination of Employment.    If vesting and payment of your SEUs is triggered by the termination of your employment with the Company after the first anniversary of the Exchange Date, the Per SEU Payment Amount will equal the average of the high and low prices of a share of EIX common stock on the New York Stock Exchange on the date your employment terminates (or, if that day is not a trading day, determined as of the immediately preceding trading day). Payment will actually be made as soon as administratively practicable after the date your employment terminates.

  23.
  Do my SEUs carry any shareholder rights?

    No. Your SEU rights are only those contractual rights evidenced by your SEU Award Certificate. You have no rights as a shareholder of the Company with respect to your SEUs (including, without limitation, dividend and voting rights, except to the extent that dividend equivalent rights have been provided as discussed in this section of the Circular). You have no rights as a holder of an SEU to participate in or affect (without limitation): (1) the management or control of the Company, (2) fundamental changes in the business or existence of the Company, or (3) the issuance of additional securities by the Company.

    The Company does not, with respect to the ECP and SEUs, have or assume any trust or fiduciary relationship of any kind with any SEU holder.

  24.
  Is the ECP a "qualified" plan?

    No. The ECP is not subject to ERISA and is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended.

  25.
  Can the ECP be amended or terminated?

    EIX generally may amend the ECP at any time. Generally, you must consent to any amendment (other than an adjustment described in the next sentence) that is materially adverse to your rights or benefits under your SEUs. EIX may, without your consent, adjust your SEUs after they have been granted in certain circumstances (for example, in connection with stock splits, exchanges of stock, mergers and other reorganizations or extraordinary corporate transactions).

  26.
  How will the SEUs be administered?

    The Committee administers the ECP. The EIX Board of Directors appoints the members of the Committee and has the right to change the membership of the Committee at any time. The Committee has the authority to make and enforce all rules and regulations for the administration of the ECP and to decide or resolve any and all questions, including interpretations of the ECP, as may arise in connection with the ECP.

    Decisions of the Committee with respect to the ECP and/or amounts payable under the ECP are final, conclusive and binding on all parties.

Other Provisions; Administration

  27.
  Can I name a beneficiary?

    Yes. You may name a beneficiary to receive any portion of the Exchange Price that is payable to you in the event of your death. You can name any individual or entity you wish as your beneficiary, subject to your spouse's consent if you are married and do not name your spouse as your sole primary beneficiary. Your beneficiary designation must be on a form approved by the Committee. If you do not name a beneficiary, your beneficiary will be your surviving spouse, if your spouse survives you; otherwise, your beneficiary will be your estate.

    You may change your beneficiary designation by filing a new beneficiary designation form with the Committee, subject to the spousal consent requirement described above. The Committee will rely on the last valid beneficiary designation that you file and it receives before the date of your death.

    A beneficiary designation form is included with this Circular. Additional beneficiary designation forms are available from EIX Executive Compensation at the telephone number or e-mail address given on page 4, or at (626) 302-1025 or (626) 302-7568.

    Your beneficiary designation will automatically be revoked if you marry or divorce after the date of the designation (unless, in the case of marriage, your new spouse was already named as your sole primary beneficiary or, in the case of divorce, your prior spouse was not named as a beneficiary). Therefore, you should file a new beneficiary designation following either of such events.

  28.
  What happens if I die before EME pays me the cash component of the Exchange Price and/or before my SEUs are paid?

    If you accept the Exchange Offer and you die before payment of the cash portion of the Exchange Price and/or before the value of your SEUs are paid, EME will pay your beneficiary the vested amount that you would otherwise be paid.

  29.
  Can I transfer my right to payment or my SEUs?

    You generally cannot transfer your rights to payment or your SEUs. Payment of the cash portion of the Exchange Price and any payment with respect to your SEUs will be made only to you or (1) in the event of your divorce, to your spouse pursuant to a domestic relations order that requires payment be made to your spouse, or (2) if you die, to your estate.

  30.
  Does the Company have any right to further delay the payment of the Exchange Price or the payment with respect to my SEUs?

    The Company may delay the date of your payment if you are an officer described in the next paragraph and the Company's ability to deduct its payment to you would otherwise be lost.

    The Company's ability to deduct compensation in excess of $1 million per year to certain of its officers is limited by Section 162(m) of the Internal Revenue Code. Section 162(m) is, however, very limited in its application. It generally only applies to an officer in a year in which the officer constitutes one of the five EIX executive officers whose compensation is listed in the Proxy Statement prepared for the following year. These five persons may be officers of an EIX affiliate in some circumstances.

    If the Committee determines that the Company's ability to deduct amounts otherwise payable to one of these five officers in a year is or reasonably could be limited by Section 162(m) because the officer is or reasonably could be a Section 162(m) officer (as described above) in that year, the Company may delay the payment to that officer until a year in which the Committee determines that the Company's tax deduction for that amount is not or is not reasonably expected to be limited by Section 162(m). If the payment is deferred, the deferred amount will earn interest at an annual rate equal to the 120% 10-Year Rate.

  31.
  Does the Exchange Offer give me any rights to continued employment by the Company?

    No. The Exchange Offer does not have any effect on your employment status or give you any rights to continued employment with the Company or its affiliates.

  32.
  How do I make a claim for payment?

    If you accept the Exchange Offer, you generally will not have to take any other actions to receive the consideration payable to you. If, however, you believe that you are being denied a benefit to which you are entitled to, you should file a written request with the Committee. The request should set forth the reasons for your claim. Any communication to the Committee should be sent to the Committee, care of EIX's Secretary to the following address:

      Corporate Secretary, Edison International
      2244 Walnut Grove Avenue, P.O. Box 800
      Rosemead, California 91170

    Claims also may be submitted to arbitration as provided in the Election Form and in the SEU Award Certificate.

  33.
  Who pays the costs of administering the Exchange?

    The Company pays the expenses of administering the Exchange and the SEUs.

Federal Income Tax and Social Security Consequences

        Questions 34 through 38 below discuss the material United States federal income tax and Social Security considerations that relate to the Exchange. Question 39 comments on state, local and foreign tax matters. This section does not address the effects of a deferral election, if you are eligible and make a deferral election. If you are eligible to make a deferral election, see the Summary of Deferred Compensation Alternatives for the tax consequences of a deferral.

The information in this section has been prepared based on the advice of the Company's tax advisors. The Company cannot and does not guarantee any particular tax consequences. You should consult your own tax advisors.

The Company may withhold any amounts required by law (including U.S. federal, state or local, or foreign, income, employment or other taxes) to be withheld from amounts credited in respect of the SEUs or payments of the Exchange Price. In the event that the Company does not elect for any reason to withhold amounts necessary to satisfy any applicable tax withholding obligations that arise, the Company may withhold such amounts from compensation otherwise payable to you or you must pay or provide for the payment of such amounts to the Company. The amount of tax withheld by the Company may not be sufficient to pay the actual tax liability due, and you will be responsible for any shortfall.

  34.
  If I accept the Exchange Offer, what will be the tax consequences of the cash component of the Exchange Price?

    The cash portion of the Exchange Price, including interest paid by EME on the cash portion, will be taxable as ordinary income in the year that it is paid to you. You will pay federal income tax based on the tax rates in effect for the year in which you receive a payment, rather than based on the tax rates in effect for the year 2000.

  35.
  What is the income tax effect of the SEU grants?

    The portion of the Exchange Price granted to you in the form of SEUs will not be taxed for income tax purposes until the year in which payment is actually made with respect to your SEUs. In addition, additional SEUs credited as dividend equivalents will not be taxed in the year that they are credited.

    You will recognize taxable income when the value of your SEUs (including SEUs credited as dividend equivalents) is paid in cash. The amount of income that you recognize will equal the amount of cash that you receive and it will constitute ordinary income, not capital gain.

    You will pay federal income tax based on the tax rates in effect for the year in which you receive a payment, rather than based on the tax rates in effect for the year 2000.

  36.
  What are the tax withholding requirements with respect to the payments?

    General Tax Withholding Rules.    The Federal Insurance Contributions Act ("FICA") imposes two types of taxes—Social Security tax (at 6.2%) and Medicare tax (at 1.45%)—on both employers and employees for wages paid to employees. The Social Security tax is a percentage of wages up to the Social Security wage base limitation, which is $76,200 for the year 2000. The Social Security wage base is adjusted annually. Once you have paid Social Security tax for a given year on an amount of wages from a particular employer equal to the wage base limitation, no further Social Security tax is payable on that year's wages from that employer. Currently, there is no wage base limitation for Medicare tax purposes. Thus, all wages paid to you are subject to Medicare tax.

    Income tax withholding is also required on wages paid to employees. The Company will withhold federal income taxes from payments of the Exercise Price at the supplemental wage withholding rate (currently 28%). State and local income tax withholding also may be required, depending on your state of employment. For purposes of the following illustration, the state tax withholding rate is assumed to be 6%. (The California supplemental wage withholding rate is 6%.)

    The Exchange Price (including interest paid by EME on the cash portion and any amounts attributable to appreciation in the value of your SEUs) will be treated as wages received for FICA and income tax purposes. Income taxes will be withheld at the time(s) of payment. FICA taxes also will be withheld at the time(s) of payment, except as noted below under "Special FICA Withholding Rule."

      For Example:    Assume that $1,000,000 of the Exchange Price (including interest) becomes payable to you on March 13, 2001. The actual amount paid to you will be approximately $640,775.60. This amount represents the $1,000,000, less Social Security tax at 6.2% up to the wage base limitation ($4,724.40, assuming the wage base limitation is the same as in 2000 and had not been offset by other compensation paid to you in 2001), Medicare tax at 1.45% ($14,500), federal income taxes at 28% ($280,000), and state income taxes at an assumed rate of 6% ($60,000). This example assumes no other state or local tax withholding is required. The actual amount of your payment would be less if other withholding was required.

      The cash portion of your 2002 and 2003 vesting installments of the Exchange Price, and (except as noted below) any payment with respect to SEUs, also generally will be subject to tax withholding, at the time of payment, in the manner described above.

    Special FICA Withholding Rule.    A special FICA tax withholding rule applies with respect to: (1) SEUs that are vested on the Exchange Date; (2) any other SEUs that become vested in 2000 (for example, in connection with your termination of employment due to your death, Retirement, or following your Total Disability); and (3) if you elect a third anniversary payment date for your SEUs (see the response to Question 20 above), any of your SEUs that become vested in 2001 or 2002. SEUs that are vested on the Exchange Date or that become vested in 2000 will be subject to FICA tax withholding in 2000 (but will not be subject to income tax withholding until the value of the SEUs becomes payable). If you elect a third anniversary payment date for your SEUs, any of your SEUs that become vested in 2001 or 2002 will be subject to FICA tax withholding in 2001 or 2002, respectively (but will not be subject to income tax withholding until the value of the SEUs becomes payable). Any of your SEUs that become vested in 2003, and any of your SEUs that become vested in 2001 or 2002 if you elect a first anniversary payment date for your SEUs, are subject to the general income and FICA tax withholding rules described under "General Tax Withholding Rules" above.

      For Example:    You are vested in 1,000 SEUs on the Exchange Date. You are subject to FICA tax on the value of 1,000 SEUs in the year 2000. If the average of the high and low prices of a share of EIX common stock on the last day preceding the date that tax withholding occurs is $25, you will recognize $25,000 of taxable income in 2000 for FICA purposes. Any payment with respect to those SEUs will be subject to income tax withholding as described in the general tax withholding rules described above, but will not be subject to additional FICA tax withholding.

    A tax rule allows the Company to elect to defer the date that FICA taxes are triggered with respect to your vested SEUs from the vesting date to December 31 of the year of vesting. The Company expects that it will satisfy its FICA tax withholding obligation with respect to your SEUs that are vested on the Exchange Date or that vest in 2000 by reducing the number of your outstanding vested SEUs by a number equal in value to the amount of the withholding obligation. The reduction to the number of your vested SEUs will, however, be treated as a taxable distribution to you that, as illustrated below, will also be subject to income tax withholding.

      For Example:    Using the facts of the last example, you are subject to FICA tax on the value of 1,000 SEUs on December 31, 2000. If the average of the high and low prices of a share of EIX common stock on December 31, 2000 is $25, you will recognize $25,000 of taxable income at that time for FICA purposes. The required FICA withholding will equal $362.50 (this amount is calculated at a rate of 1.45% and assumes that you had reached the Social Security wage base limitation for 2000). The Company will satisfy its withholding obligation by reducing the number of your outstanding vested SEUs by the required withholding amount. As noted above, the reduction to the number of your vested SEUs will be treated as a taxable distribution to you that will also be subject to income tax withholding. Therefore, the actual amount required to be withheld will be greater than $362.50 and will equal (1) the original $362.50, plus (2) the income tax withholding due with respect to the reduction of your SEUs. The actual withholding amount will be approximately $549.24 (assuming a federal withholding rate of 28% and a state withholding rate of 6%) and will be ordinary taxable income to you. If the average of the high and low prices of a share of EIX common stock on December 31, 2000 is $25, the Company will reduce your outstanding vested SEUs by 21.9696 units ($549.24 divided by $25) and you will continue to hold 978.0304 vested SEUs. (Note that if you had not reached the Social Security wage base limitation, the Company would also withhold Social Security tax (at 6.2%) until the limitation had been reached, which would increase the amount required to be withheld.) Any payment with respect to the 978.0304 SEUs will be subject to income tax withholding, but will not be subject to additional FICA tax withholding, at the time of payment.

    To the extent that the Company is required to withhold FICA taxes with respect to any of your SEUs that become vested in 2001 or 2002, the Company will settle the withholding amount, to the extent possible, by reducing any portion of the Exchange Price that is then payable to you in cash. To the extent that the Company cannot satisfy the withholding obligation in that manner, it will reduce the number of your outstanding SEUs, as described above, to the extent necessary to satisfy the withholding obligation.

    The Company fully expects to satisfy its tax withholding obligations in the manner described above. Thus, the Company's tax withholding obligations (1) should not affect other compensation payable by the Company to you, and (2) should not require you to make a payment to the Company.

  37.
  Are amounts paid to my beneficiary taxable to my beneficiary?

    Any amounts payable to your beneficiary upon or following your death are taxable to your beneficiary as income and, under certain circumstances, may be subject to estate taxes as part of your estate. Your tax advisor can provide you with more information on this topic.

  38.
  Could a change in tax law affect my benefits?

    Yes. The foregoing discussion is based on current law. Congress may change the relevant tax and Social Security law at any time, and such changes may be retroactive to before the date of enactment. Such changes may have a material effect on the benefit you expect to receive.

    For example, Congress may change the rates of federal income tax in the future. If federal income tax rates increase, you may pay more income tax when amounts are paid than you would have if those amounts had been taxed currently.

  39.
  What are (1) the local income tax and (2) the foreign income tax consequences of my payments and the SEUs?

    EIX and EME are unaware of any state and local income tax consequences in the United States of the payment of the Exchange Price (including the grant and payment of SEUs) that differ from the United States federal income tax consequences described above.

    EIX and EME are unaware of any foreign jurisdiction (other than Singapore, as noted below) in which you may now be employed by EME in which the income tax consequences to you in that country would be different than those United States federal income tax consequences described above. Taxation is, however, different in Singapore. EIX and EME are distributing a supplement to this Circular to participants who are employed in Singapore.

Section 16 Consequences

  40.
  What are the Section 16 reporting and matching liability consequences of the SEUs?

    Under Section 16 of the Securities Exchange Act of 1934, as amended, an insider is required to report the acquisition of SEUs (on Form 4 or 5), the granting of additional SEUs as dividend equivalents (on Form 4 or Form 5), any forfeiture of SEUs (on Form 4 or 5), and the payment of SEUs (on Form 4). Executive officers of EIX and members of the EIX Board of Directors are considered "insiders." An executive officer of an EIX affiliate may be deemed an EIX executive officer, and therefore considered an insider, for this purpose.

    The grant, forfeiture and/or payment of SEUs (including dividend equivalent SEUs) should be exempt from Section 16 matching liability. SEU payment elections contemplated by the Exchange Offer should also be exempt from Section 16 matching liability. If you are an insider, and you are eligible and elect a deferral of your SEUs, you should also read the Section 16 discussion in the Summary of Deferred Compensation Alternatives.

    EIX has implemented a compliance program to assist insiders with their reporting obligations and avoidance of Section 16 liability. You may contact the EIX Corporate Secretary if you are uncertain whether EIX considers you to be an insider. However, compliance with Section 16 is the sole responsibility of the individual insider, and you should contact your personal attorney as appropriate.

Effect on Retirement Plan Benefits

  41.
  If I accept the Exchange Offer, how will the payment of the Exchange Price affect my benefits under Company-sponsored retirement plans?

    It will not. Income that you would have recognized if you had exercised your Affiliate Options in the ordinary course would have been excluded from your compensation for purposes of determining your benefits under other Company-sponsored retirement plans. Similarly, income recognized in connection with the Exchange will be excluded from your compensation for purposes of determining your benefits under Company-sponsored retirement plans.

ADDITIONAL INFORMATION;

INCORPORATION OF DOCUMENTS BY REFERENCE

        If you have any questions with respect to the Exchange Offer, the SEUs, or any other matters discussed in this Circular, please contact EIX Executive Compensation, at (626) 302-5675 (or e-mail EIX Executive Compensation at exchange@Edison.com), or at the following address:

    Executive Compensation
    Edison International
    2244 Walnut Grove Avenue, P.O. Box 800
    Rosemead, California 91770

        After the Exchange Date, you may also contact EIX Executive Compensation at (626) 302-1025 or (626) 302-7568.

        EIX and EME are reporting companies under the Securities Exchange Act of 1934, as amended, and are required to file periodic and other reports with the Securities and Exchange Commission (the "SEC"). These reports include financial material and other information about EIX and EME.

        The following documents filed by EIX with the SEC are incorporated by reference into this Circular:

  •
  EIX's Annual Report on Form 10-K for the year ended December 31, 1999; and

  •
  EIX's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

        The following documents filed by EME with the SEC are incorporated by reference into this Circular:

  •
  EME's Annual Report on Form 10-K for the year ended December 31, 1999, as amended by EME's Form 10-K/A filed with the SEC on June 12, 2000; and

  •
  EME's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

        Copies of the foregoing reports can be inspected and copied at:

  •
  the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549;

  •
  the SEC's Regional Office at 7 World Trade Center, 13th Floor, New York, New York 10048; and

  •
  the SEC Midwest Regional Office, CitiCorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60061.

        Copies of such materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549.

        Reports, proxy statements and other information concerning EIX can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, 18th Floor, New York, New York 1005, and at the offices of the Pacific Stock Exchange, Inc., 301 Pine Street, San Francisco, California 94104.

        You also may view incorporated documents at the SEC's internet web site at: http://www.sec.gov.

        You may also obtain without charge, upon oral or written request, a copy of any document that has been incorporated by reference (except the exhibits to any such document) into this Circular or any other report or document required to be given to you under SEC Rule 428(b).

        Please mail your written request for EIX documents to:

    Law Department, Attn: Corporate Governance
    Edison International
    2244 Walnut Grove Avenue, P.O. Box 800
    Rosemead, California 91770

        Please mail your written request for EME documents to:

    Corporate Secretary
    Edison Mission Energy
    18101 Von Karman Avenue, Suite 1700
    Irvine, California 92612

        Telephone requests may be directed to EIX Corporate Governance at (626) 302-6816 or the EME Corporate Secretary at (949) 798-7895.

ATTACHMENT A

INDEX OF DEFINED TERMS

Page
Affiliate Options	Cover page
Award Certificate	22
Circular	Cover page
Committee	5
Company	1
ECP	11
EIX	Cover page
Election Form	10
EME	Cover page
ERISA	20
Exchange	Cover page
Exchange Date	1
Exchange Offer	Cover page
Exchange Price	1
Exercise Price	1
Expiration Time	3
FICA	29
Individualized Statement	Cover Page
Per SEU Payment Amount	25
Retirement/Retire	19
SEC	34
SEU	Cover page
Totally Disabled	19
120% 10-Year Rate	2

A-1

ATTACHMENT B

PROSPECTUS FOR EIX EQUITY COMPENSATION PLAN

[EDISON INTERNATIONAL LOGO]

EDISON INTERNATIONAL
EQUITY COMPENSATION PLAN

PROSPECTUS

THIS DOCUMENT CONSTITUTES PART OF A
PROSPECTUS COVERING SECURITIES THAT
HAVE BEEN REGISTERED UNDER THE
SECURITIES ACT OF 1933.

Dated: April 17, 1998

DESCRIPTION OF THE PLAN

General

        The Edison International Board of Directors ("Board") has adopted, subject to Edison International shareholder approval, the Edison International Equity Compensation Plan (the "Plan"). The purpose of the Plan is to promote the interests of Edison International and its shareholders by improving the long-term financial and operational performance of Edison International and its affiliated companies (collectively, the "Companies," and each individually, a "Company") by providing eligible participants a financial incentive which reinforces and recognizes long-term corporate, organizational and individual performance and accomplishments. The Plan will help to attract, retain and motivate qualified Directors and employees for the Companies by providing them with competitive equity-based financial incentives that link their interests with the interests of Edison International shareholders.

        If approved by the shareholders of Edison International, the Plan will replace the Long-Term Incentive Compensation Program (the "Prior Program") which was adopted by the shareholders in 1992 and consists of (1) the Officer Long-Term Incentive Compensation Plan, (2) the Management Long-Term Incentive Compensation Plan, and (3) the Director Incentive Compensation Plan. No new awards will be made under the Prior Program after approval of the Plan by shareholders; however, it will remain in effect as long as any awards remain outstanding under the Prior Program.

        To accomplish its purposes, the Plan authorizes the granting of awards ("Awards") to Executive Officers and Key Management Employees of the Companies in the following forms: (i) options to purchase shares of Edison International Common Stock, which may be in the form of statutory or nonqualified stock options, (ii) stock appreciation rights, (iii) performance awards, (iv) dividend equivalents, and (v) stock payments. The Plan also authorizes awards to Directors of stock grants or nonqualified stock options. The optional forms of Awards and the tax effects associated with each of them are described below under "Description of Awards."

        The Plan is subject to the reporting and disclosure requirements of the Employee Retirement Income Security Act of 1974 and it is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

        Capitalized terms used and not otherwise defined in this Prospectus will have the meanings given them in the Plan. All of the descriptions of the terms and conditions of the Plan contained in this Prospectus are qualified in their entirety by the complete text of the Plan as modified or amended from time to time in accordance with its terms.

        The Plan Administrator is the Compensation and Executive Personnel Committee of the Board (excluding any member who would not be considered (i) an "outside director" for purposes of Section 162(m) of the Code and the regulations thereunder or (ii) a "non-employee director" within the meaning of Rule 16b-3(b)(3) of the Securities Exchange Act of 1934 ("Exchange Act")). Notwithstanding the foregoing, the Board is the Administrator with respect to any Awards made to Directors. Company Management will select recipients of Awards made to its participants other than those considered to be Edison International Executive Officers under Section 16 of the Securities and Exchange Act of 1934, as amended.

        The current members of the Compensation and Executive Personnel Committee serving as the Plan Administrator are Charles D. Miller (Chair), Luis G. Nogales, James M. Rosser, Robert H. Smith, Thomas C. Sutton and Daniel M. Tellep. For additional information about the Plan and its administrators, participants may write to Edison International Equity Compensation Plan, 2244 Walnut Grove Avenue, P.O. Box 800, Rosemead, California 91770; or an oral inquiry may be made to the Director of Compensation and Benefits at (626) 302-5023.

Securities Offered Through the Plan

        Shares of Edison International Common Stock, no par value ("Common Stock"), may be issued or transferred pursuant to Awards. To meet the requirements of the Plan, the Board has authorized the annual issuance of shares equal to one percent of the number of issued and outstanding shares of Common Stock as of December 31 of the prior year. This authorization is cumulative so that to the extent shares are not needed to meet Plan requirements in any year, the excess authorized shares will carry over to subsequent years until Plan termination. One percent of the issued and outstanding Common Stock on December 31, 1997, was 3,757,644 shares. If any Award expires, is forfeited, is canceled, or otherwise terminates for any reason (other than upon exercise or payment), the shares of Common Stock (provided the participant receives no benefit of ownership) or equivalent value that could have been delivered will not be charged against the foregoing limitations and may again be made subject to Awards.

        Except for the adjustments described below, or as otherwise provided in "Amendment and Termination of the Plan" below, Awards of stock options to an individual employee during any calendar year may not exceed 500,000 shares of Common Stock. Stock grants to a Director during any calendar year may not exceed 2,500 shares of Common Stock, and awards of nonqualified stock options to a Director during any calendar year may not exceed 12,500 shares.

        The number and kind of shares issuable pursuant to the Plan or subject to outstanding Awards, and the price thereof, may be adjusted under certain circumstances including an increase, decrease or exchange of the outstanding shares of Common Stock, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through a merger, consolidation, sale of assets, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of Common Stock or other securities. Outstanding Awards may also fully vest and become immediately exercisable under certain circumstances, including a dissolution, liquidation, reorganization, merger, consolidation or sale of assets, unless provisions are made in connection with such transaction for the continuance of the Plan and the assumption of or the substitution for such Awards of new awards covering the stock of a successor employer corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices. Any of the above-described adjustments will be made by the Compensation and Executive Personnel Committee, whose determination as to what adjustments will be made and the extent thereof will be final, binding and conclusive. (See "Administration of the Plan" below.) Notwithstanding the foregoing, upon a change of control of Edison International following the occurrence of a Distribution Date, as that term is defined in the Rights Agreement approved by the Board on November 20, 1996, the Awards will vest and will remain exercisable for at least two years following the Distribution Date, or through the first exercise period occurring at least two years after such date. During that period, (i) the Plan may not be terminated, (ii) Awards may not be cashed out, terminated, or modified without the participant's consent, and (iii) valuation procedures and exercise periods will occur on a basis consistent with past practice.

        The shares of Common Stock to be issued under the Plan will be made available, at the discretion of Edison International, either from authorized but unissued shares of Common Stock or from previously issued shares of Common Stock reacquired by or on behalf of Edison International, including shares purchased on the open market. The Board has authorized the Edison International Chief Executive Officer or Chief Financial Officer (or such other person or persons as they may designate) to make this determination.

Eligibility and Award Determination

        Executive Officers, Key Management Employees and non-employee Directors are eligible to receive Awards under the Plan. The Administrator may grant any Award except Stock Grants to eligible Executive Officers and Key Management Employees. The Administrator may grant only Nonqualified Stock Options or Stock Grants to Directors. Each Award will be evidenced by a written instrument specifying the date of grant and may include or incorporate by reference any additional terms and conditions consistent with the Plan as determined in the discretion of the Administrator. The Administrator may grant any Award permitted under the Plan which is otherwise payable in Common Stock in the form of a cash equivalent award.

        The Administrator has sole discretion under the Plan to determine the type of Awards to be granted, the number of shares of Common Stock or the amount of cash subject to Awards, and the prices of Awards. The Administrator will allocate a portion of the total number of Awards authorized to be made to Key Management Employees to each Company. The management of each Company will then have the sole discretion to determine and designate from time-to-time the Key Management Employees to whom Awards will be granted, the times at which the Awards will be granted and the amount of the individual Awards. The Administrator will determine those Executive Officers who are to be granted Awards, the amount of any Award, and the times at which Awards will be granted. Director Awards are determined in the discretion of the Board.

        Each participant in the Plan will receive an annual statement showing the outstanding Awards made to the participant and other pertinent information.

DESCRIPTION OF AWARDS

        The Plan provide for various kinds of Awards to be made to eligible participants in the discretion of the Administrator. These Awards and the tax considerations relevant to each of them are discussed below.

Statutory Stock Options

        The Plan authorizes the Administrator to grant Statutory Stock Options. A Statutory Stock Option (also known as an incentive stock option) is a stock option that satisfies the requirements of Section 422 of the Code.

        Statutory Stock Options under the Plan will be for a term of not more than 10 years after the date the Option is granted. Options become exercisable as they vest in accordance with the terms determined by the Administrator. The term of an Option is subject to the exceptions discussed under "Termination of Employment" below.

        An Statutory Stock Option may be exercised in whole or in part by giving written notice to Edison International. Payment of the exercise price of a Statutory Stock Option must be made in full at the time of exercise in cash and/or its equivalent, such as Common Stock, acceptable to Edison International. If payment is made, in whole or part, in shares of Common Stock, the Common Stock will be valued at its fair market value on the exercise date.

        The Plan provides that the option price per share of Common Stock will be at least equal to the fair market value of a share of Common Stock on the date of the grant. The option price is established by the Administrator. There are currently no Statutory Stock Options outstanding under the Plan.

  Tax Considerations

        To the extent that the aggregate fair market value of all shares of Common Stock with respect to which Statutory Stock Options are exercisable for the first time by an individual in any calendar year exceeds $100,000, such Options will not be treated as Statutory Stock Options. This limit does not apply to, or affect the amount of shares subject to, Nonqualified Stock Options that may be granted to an individual.

        A participant will not be treated as receiving taxable income upon the grant of a Statutory Stock Option or upon the exercise of a Statutory Stock Option pursuant to the terms of the Plan. However, any appreciation in Common Stock value since the date of grant will be an item of tax preference at the time of exercise in determining liability for the alternative minimum tax. Provided that Common Stock acquired pursuant to a Statutory Stock Option is not sold or otherwise disposed of within two years from the date of grant of the Statutory Stock Option and is held for at least one year after the date of exercise of the Statutory Stock Option, any gain or loss resulting from such sale or disposition will be treated as long-term capital gain or loss. If Common Stock acquired upon exercise of a Statutory Stock Option is disposed of prior to the expiration of such holding periods, the optionee will realize ordinary income in the year of such disposition in an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the exercise price. Any gain in excess of such ordinary income amount generally will be taxed at capital gains rates. However, under a special rule, the ordinary income realized upon a disqualifying disposition will not exceed the amount of the optionee's gain upon such disposition.

        Common Stock acquired upon exercise of a Statutory Stock Option following the optionee's death will, under certain circumstances, receive the favorable tax treatment described herein without regard to the one-year or two-year holding period requirements.

        In the event an optionee exercises a Statutory Stock Option using Common Stock acquired by a previous exercise of a Statutory Stock Option, such exchange will be deemed a premature disposition of the Common Stock exchanged unless the Common Stock exchange occurs after the required holding periods.

        Edison International will not be entitled to any tax deduction as a result of the grant or exercise of a Statutory Stock Option, or on a later disposition of the Common Stock received, except that in the event of a disqualifying disposition, Edison International will be entitled to a tax deduction equal to the amount of ordinary income realized by the optionee.

Nonqualified Stock Options

        The Plan authorizes the Administrator to grant Nonqualified Stock Options. A Nonqualified Stock Option is a stock option that does not qualify as a Statutory Stock Option under Section 422 of the Code.

        Nonqualified Stock Options under the Plan will be for a term of not more than 10 years after the date the Option is granted and become exercisable as they vest in accordance with the terms determined by the Administrator. The term of the Option is subject to the exceptions discussed under "Termination of Employment" below.

        A Nonqualified Stock Option may be exercised in whole or in part by giving written notice to Edison International. Payment of the exercise price of an Nonqualified Stock Option must be made in full at the time of exercise in cash and/or its equivalent, such as Common Stock, acceptable to Edison International. If payment is made, in whole or part, in shares of Common Stock, the Common Stock will be valued at its fair market value on the exercise date. To the extent permitted by the terms and conditions of the Award, eligible participants may alternatively exercise a Nonqualified Stock Option and have the gain that would otherwise be realized upon exercise deferred in the form of stock units under the Edison International Option Gain Deferral Program, subject to the terms and conditions of that program. See the discussion below entitled "Award Gain Deferrals".

        The Plan provides that the option price per share of Common Stock will be at least equal to the fair market value of a share of Common Stock on the date of the grant. The option price is established by the Administrator.

  Tax Considerations

        No taxable income will be realized by a participant upon the grant of a Nonqualified Stock Option. Upon exercise of a Nonqualified Stock Option, the optionee will realize ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the option price, and Edison International then will be entitled to a corresponding tax deduction, provided Edison International deducts and withholds taxes from amounts paid to the optionee. Eligible participants may alternatively exercise a Nonqualified Stock Option and have the gain that would otherwise be realized and taxable upon exercise deferred in the form of stock units under the Edison International Option Gain Deferral Program, subject to the terms and conditions of that program. See the discussion below entitled "Award Gain Deferrals".

        In the case of a participant subject to Section 16(b) of the Exchange Act (see "Restrictions on Resale" below) who exercises a Nonqualified Stock Option within six months of the date of grant, the Common Stock received is generally treated as "restricted property" for purposes of Section 83 of the Code. See "Section 83 Tax Considerations" for further information concerning the tax treatment of restricted property and the rules to be followed in making an election under Section 83(b) of the Code.

        Upon a subsequent disposition of Common Stock acquired through exercise of a Nonqualified Stock Option, the participant will realize short-term or long-term capital gain or loss to the extent of any intervening appreciation or depreciation. However, Edison International will not be entitled to any further tax deduction at that time.

Dividend Equivalents

        The Administrator is authorized to grant Dividend Equivalents under the Plan, at no additional cost to the participant, based on the dividends declared on the Common Stock on ex-dividend dates during the period between the date an Award is granted and the date such award is exercised or paid. Dividend Equivalents will be converted to cash or additional shares of Common Stock by such formula and at such times as may be determined by the Administrator. However, if the written instrument evidencing any Dividend Equivalent award states that the Award will be paid in cash, the Award will be paid only in cash. To the extent permitted by the terms and conditions of the Award, eligible participants may alternatively exercise a Dividend Equivalent and have the gain that would otherwise be realized upon exercise deferred under the Edison International Executive Deferred Compensation Plan, subject to the terms and conditions of that plan. See the discussion below entitled "Award Gain Deferrals".

        Dividend Equivalents will be computed with respect to the number of shares under the Award not issued during the period prior to the ex-dividend date.

  Tax Considerations

        A recipient of a Dividend Equivalent will not realize taxable income at the time of grant, and Edison International will not be entitled to a tax deduction at that time. Instead, the participant will realize ordinary income when the Dividend Equivalent is received.

        If a Dividend Equivalent is payable in Common Stock pursuant to its terms, the provisions of Section 16(b) of the Exchange Act may apply to any Common Stock received (see "Restrictions on Resale" below). All or a portion of the Common Stock received pursuant to a Dividend Equivalent award by a participant subject to Section 16(b) is generally treated as "restricted property" for purposes of Section 83 of the Code. See "Section 83 Tax Considerations" for further information concerning the tax treatment of restricted property and the rules to be followed in making an election under Section 83(b).

        To the extent permitted by the Award terms and conditions, eligible participants may alternatively exercise a dividend equivalent and have the gain that would otherwise be received in cash upon exercise deferred under the Edison International Executive Deferred Compensation Plan, subject to the terms and conditions of that plan. See the discussion below entitled "Award Gain Deferrals".

        Edison International will be entitled to a tax deduction in the same amount as and at the time that the participant recognizes the ordinary income. However, to receive that deduction, Edison International must deduct and withhold taxes from amounts paid to the participant.

        The amount included as ordinary income in the participant's taxable income becomes the participant's tax basis for determining gains or losses on the subsequent disposition of the Common Stock.

Stock Appreciation Rights

        The Administrator may award a Stock Appreciation Right ("SAR") under the Plan in conjunction with any Option granted pursuant to the Plan. SARs may also be granted separate from an Option. An SAR allows the participant to receive a number of shares of Common Stock, or at the election of the Administrator, cash or a combination of cash and shares of Common Stock, based on the increase in the fair market value of the Option shares subject to the SAR or based on the increase in the fair market value of the shares used to measure the SAR. If an SAR is issued in connection with an Option, the exercise of either the Option or the SAR will reduce the shares of Common Stock subject to the remaining SAR or Option.

        An SAR granted in connection with an Option entitles the participant to surrender the Option unexercised, or any portion thereof, in exchange for the number of shares of Common Stock having an aggregate value equal to the excess of the fair market value of one share on the date the SAR is exercised, over the purchase price per share specified in the Option, times the number of shares called for in the Option, or portion thereof, so surrendered. Upon exercise of an SAR issued independently of an Option, the participant will receive payment in the same manner as described for an SAR issued pursuant to an Option, unless Fair Market Value is used or if the Administrator specified another measure to be used.

        SARs may be subject to any conditions as the Administrator may impose not inconsistent with the Plan, including the limitation that an SAR granted pursuant to an Option will be exercisable only to the extent the underlying Option is exercisable.

  Tax Considerations

        At the time an SAR is received, the participant will not recognize any taxable income. Likewise, Edison International will not be entitled to a tax deduction for the SAR. Upon the exercise of an SAR, the participant must recognize ordinary income in an amount equal to the cash and the fair market value of the shares received.

        All or a portion of any Common Stock received by participants who are subject to Section 16(b) of the Exchange Act (see "Restrictions on Resale" below) upon exercise of an SAR is generally treated as "restricted property" for purposes of Section 83 of the Code. See "Section 83 Tax Considerations" below for further information concerning the tax treatment of restricted property and the rules to be followed in making an election under Section 83(b).

        Edison International will be entitled to a tax deduction in the same amount as and at the time that the participant recognizes the ordinary income. However, to receive that tax deduction Edison International must deduct and withhold taxes from amounts paid to the participant.

        The amount included as ordinary income in the participant's taxable income becomes the participant's tax basis for determining gains or losses on the subsequent disposition of such Common Stock.

Performance Awards

        The Administrator may approve Performance Awards to eligible participants under the Plan. The Awards may be based on Common Stock performance over a period determined in advance by the Administrator, on hypothetical stock of a Company or any other measures as determined appropriate by the Administrator. At the end of the award period, payment will be made in cash unless replaced by payment in full or in part by Common Stock as determined by the Administrator. To the extent permitted by the Award terms and conditions, eligible participants may alternatively exercise a Performance Award and have the gain that would otherwise be realized upon exercise deferred under the Edison International Executive Deferred Compensation Plan, subject to the terms and conditions of that plan. See the discussion below entitled "Award Gain Deferrals".

  Tax Considerations

        A participant who has been granted a Performance Award will not realize taxable income at the time of grant, and Edison International will not be entitled to a tax deduction at that time. The participant must recognize ordinary income in an amount equal to the cash and the fair market value of the shares at the time of receipt. Regardless of whether a Performance Award is paid in cash or Common Stock, the participant will have ordinary income. The measure of such income will be the amount of cash and the fair market value of the Common Stock at the time the Performance Awards are paid out. To the extent permitted by the Award terms and conditions, eligible participants may alternatively exercise a Performance Award and have the gain that would otherwise be taxed upon exercise deferred under the Edison International Executive Deferred Compensation Plan, subject to the terms and conditions of that plan. See the discussion below entitled "Award Gain Deferrals".

        In the event all or part of the Performance Award is paid in Common Stock, the provisions of Section 16(b) of the Exchange Act may apply (see "Restrictions on Resale" below). All or a portion of the Common Stock received by a participant who is subject to Section 16(b) is generally treated as "restricted property" for purposes of Section 83 of the Code. See "Section 83 Tax Considerations" for further information concerning the tax treatment of restricted property and the rules to be followed in making an election under Section 83(b).

        Edison International will be entitled to a tax deduction in the same amount as and at the time that the participant recognizes ordinary income. However, with regard to receipt of Common Stock, to receive that tax deduction, Edison International must deduct and withhold taxes from amounts paid to the participant.

        The amount included as ordinary income in the participant's taxable income with respect to Performance Awards paid in Common Stock becomes the participant's tax basis for determining gains and losses on the subsequent disposition of such Common Stock.

Stock Payment

        The Administrator is authorized under the Plan to structure any award so that it is paid solely in cash, solely in Common Stock, or in a combination of Common Stock and cash. However, if the written instrument evidencing any Award states that the Award will be paid in cash, the Award will be paid only in cash.

Section 83 Tax Considerations

        A recipient of restricted property will recognize ordinary income equal to the fair market value of the Common Stock received pursuant to the Award at the time the restrictions lapse unless the recipient elects to report the fair market value of the Common Stock as ordinary income at the time awarded pursuant to Section 83(b) of the Code. Edison International may deduct the amount of income recognized by the recipient at such time as the recipient recognizes the income, provided Edison International withholds tax on the recipient's recognized income. Common Stock issued to individuals subject to the provisions of Section 16(b) of the Exchange Act will be considered restricted for these purposes and the restrictions of Section 16 will lapse in accordance with such Section.

        Section 83(b) of the Code allows the recipient of restricted property, including a recipient of Common Stock subject solely to the restrictions of Section 16(b) of the Exchange Act (see "Restrictions on Resale" below), to report the fair market value of the Common Stock as ordinary income at the time of receipt. Such an election is made by filing a written notice with the Internal Revenue Service office with which the recipient files his Federal income tax return. A copy of the election must also be filed with Edison International. The notice must be filed within 30 days of receipt of the Common Stock and must meet certain Internal Revenue Service technical requirements.

        The tax treatment of the disposition of restricted property will depend upon whether the recipient has made an election to include the value of the Common Stock in income when received. If the recipient makes such an election, any disposition thereafter will result in a long-term or short-term capital gain depending upon the period the restricted property is held. If no election is made, the disposition prior to the lapse of the restrictions will result in ordinary income to the recipient equal to the amount received on disposition. Edison International may deduct such amount if it withholds the necessary tax.

AWARD GAIN DEFERRALS

        Award gains of some participants may be deferred under the Edison International Award Gain Deferral Program (the "Program"). The Program consists of the Option Gain Deferral Plan (the "OGDP") for deferral of Edison International stock option gains and the Award deferral provisions of the Edison International Executive Deferred Compensation Plan (the "EDCP") for deferral of Award gains payable in cash. The individuals eligible to defer Award gains are those employees who hold qualifying Awards and who are otherwise currently eligible to defer salary or bonus under the EDCP. Retired or terminated employees are not eligible to defer Award gains under the Program.

        A Supplemental Prospectus provides a detailed summary of the Award gain deferral provisions under the Program. Each eligible person is advised to read the Supplemental Prospectus, the OGDP and EDCP plan documents, the applicable provisions of the Equity Compensation Plan, and the applicable OGDP and EDCP agreements.

        An election to defer Award gains significantly limits the Award exercise flexibility. Elections are irrevocable. Participants electing to defer Award gains incur certain tax and other risks, otherwise not normally associated with the Awards. Eligible Persons are advised to seek such tax and financial counsel as he or she deems appropriate before electing to defer Award gains.

ADMINISTRATION OF THE PLAN

        The Administrator has the sole authority for the Plan to determine the type of Awards to be granted, the number of shares of Common Stock to be awarded, the objectives, goals and performance criteria utilized to measure the value of Awards, the form of payment (cash or Common Stock or a combination thereof) payable upon the event or events giving rise to payment of an Award, the vesting schedule of any Award, the term of any Award, and such other terms and conditions as the

Administrator may determine. The Administrator will allocate a portion of the total number of Awards authorized to each Company for Key Management Employee Awards. The management of each Company will then have the sole discretion to determine and designate from time-to-time the management employees to whom Awards will be granted, the times at which the Awards will be granted and the amount of the individual Awards. The Administrator will determine the Edison International Executive Officers who are to be granted Awards, the amount of any Award, and the times at which Awards will be granted. The Board will determine the terms and conditions of Director awards. The Administrator will interpret the Plan, determine the terms and provisions of Award agreements and make all determinations necessary or advisable for the administration of the Plan. Actions of the Administrator with respect to the administration of the Plan are taken pursuant to a majority vote or by the unanimous written consent of its members; and all interpretations, determinations and actions by the Administrator are final, conclusive and binding upon all parties. The Administrator may delegate to one or more agents nondiscretionary duties.

TERMINATION OF EMPLOYMENT

        The Administrator will provide in the Award terms and conditions the extent to which termination of employment or termination of service as a Director will shorten the period for exercising an Award.

        In the event a holder of an Award ceases to be an employee, the individual must have been a participant for the entire period to which the Award applies in order to be eligible for the full amount of any such Award. Pro-rata awards may be distributed to participants who are discharged or who terminate their employment for reasons other than incompetence, misconduct or fraud, or who retired or became disabled during the incentive period, or who were participants for less than the full incentive period. A pro-rata award may be made to a participant's designated beneficiary in the event of death of a participant during an incentive period prior to an award being made.

        The Administrator may in its sole discretion determine with respect to an Award that any holder who is on a leave of absence for any reason will be considered as still an employee, provided that rights to such Award during an unpaid leave of absence will be limited to the extent to which such right was earned or vested at the commencement of such leave of absence.

        The Administrator may vary the Plan provisions with respect to the impact of employment termination on Awards at the time of grant, or on a case-by-case basis thereafter, as it deems appropriate and in the best interests of Edison International. Among other things, the Administrator may accelerate vesting or extend the exercise periods to as long as the maximum term provided in the original Award agreement.

        Nothing in the Plan or in any instrument executed pursuant to the Plan will confer upon any employee any right to continue in the employ of the Companies or affect any right of the Companies to terminate the employment of any employee at any time with or without cause.

AMENDMENT AND TERMINATION OF THE PLAN

        The Board will have the power, in its discretion, to amend, suspend or terminate the Plan at any time it determines it is in the best interests of Edison International to do so, subject to the provisions described above in the third paragraph under "Description of the Plan—Securities Offered Through the Plan." Subject to those provisions, no amendment may be adopted without the approval of the shareholders of Edison International to the extent required by law or the rules of any exchange on which the Common Stock is listed, that would materially increase the number of securities which may be issued under the Plan, the maximum individual award or the duration of the Plan. Unless previously terminated by the Board, no Awards will be issued after December 31, 2007.

        No amendment, suspension or termination of the Plan will, without the consent of the Holder, alter, terminate, impair or adversely affect any right or obligation under any Award previously granted under the Plan. The Administrator may, with the consent of the Holder, make such modifications in the terms and conditions of any Award as it deems advisable or cancel the Award (with or without consideration).

RESTRICTIONS ON RESALE

        Participants in the Plan who are deemed to be "affiliates" of Edison International, as that term is defined in the rules and regulations under the Securities Act of 1933 (the "Securities Act"), may not offer or sell the shares of Common Stock they acquire under the Plan unless the offers and sales are made pursuant to an effective registration statement and prospectus under the Securities Act or pursuant to an appropriate exemption from the registration requirements of the Securities Act, such as that provided by Rule 144 thereunder. Participants in the Plan who are subject to Section 16 of the Exchange Act will be required to report to the Securities and Exchange Commission (the "Commission") on prescribed forms any acquisitions or dispositions of Common Stock and "derivative securities" (as that term is defined in the rules and regulations under the Exchange Act), which may include any Award, and may also be held liable to give up any profits made on any purchases and sales of Common Stock or derivative securities occurring within any six-month period, unless an exemption is determined to be available. Participants are urged to consult with legal counsel regarding the applicability of the Securities Act and the Exchange Act to their particular circumstances, as well as for further information regarding the tax considerations relevant to the Awards.

        No Award and no right under the Plan, contingent or otherwise, will be assignable or subject to any encumbrance, pledge, or charge of any nature or otherwise transferable (meaning, among other things, that such Award or right is exercisable during the Holder's lifetime only by him or her or by his or her guardian or legal representative) except that, under such rules and regulations as may be established pursuant to the terms of the Plan, a beneficiary may be designated with respect to an Award in the event of death of a Holder of the Award, and Awards may be transferred pursuant to a domestic relations order. In addition, the Administrator may, to the extent permitted by applicable law, permit a Holder to assign the rights to exercise Awards to immediate family members or to a trust, limited liability corporation, family limited partnership or other equivalent vehicle for their exclusive benefit, subject to applicable provisions of the Code as specified in the Plan and any other conditions the Administrator may impose.

        No shares of Common Stock will be issued or transferred pursuant to an Award unless and until all then-applicable requirements imposed by federal and state securities and other laws, rules and regulations, by any regulatory agencies having jurisdiction and by any stock exchanges upon which the Common Stock may be listed, have been fully met. As a condition precedent to the issue of shares pursuant to the grant or exercise of an Award, a Holder may be required to take any reasonable action to meet such requirements.

OTHER TERMS AND CONDITIONS

        The Plan permits granting Awards that are transferable by the participant during his or her lifetime to the participant's spouse, children or grandchildren, or to a trust or other vehicle established for their benefit. Statutory stock options may be transferred only if permitted at that time under the Code. In addition, notwithstanding the term of an Award, the Compensation and Executive Personnel Committee may approve delayed payment or delivery of cash or shares otherwise payable to a participant under the Plan. No fractional shares will be issued under the Plan. Cash will be paid for any fractional share payable.

ADDITIONAL MATTERS

        Edison International has filed with the Commission a registration statement incorporating by reference certain documents, including Edison International's latest annual report and all other reports since the end of the fiscal year covered by such annual report, which have been filed by Edison International pursuant to Sections 13(a) or 15(d) of the Exchange Act. Such annual and other reports are also incorporated by reference in this Prospectus. Such documents, and any other documents required to be delivered by Edison International pursuant to Rule 428(b) under the Securities Act, are available without charge upon written or oral request to Manager of Investor Relations, 2244 Walnut Grove Avenue, P.O. Box 800, Rosemead, California 91770; telephone number (626) 302-2515.

        The summaries herein of the Plan do not purport to be complete, and reference is made to the Plan for a full and complete statement of the terms and provisions thereof.

ATTACHMENT C

FORM OF SEU AWARD CERTIFICATE /
STATEMENT OF TERMS AND CONDITIONS

EDISON INTERNATIONAL EQUITY COMPENSATION PLAN
STOCK EQUIVALENT UNIT AWARD CERTIFICATE

        This award is made by Edison International to                          as of                         , 2000, pursuant to the Affiliate Option Exchange Offer. Edison International hereby grants to                         , as a matter of separate agreement and not in lieu of salary or any other compensation for services, the right to                          Edison International Stock Equivalent Units.

        This award is made subject to the conditions contained in the Edison International Equity Compensation Plan and the Edison International Equity Compensation Plan Stock Equivalent Unit Award Agreement, the terms of which are incorporated herein by reference.

EDISON INTERNATIONAL
John H. Kelly, Senior Vice President

EDISON INTERNATIONAL EQUITY COMPENSATION PLAN

Statement of Terms and Conditions of Stock Equivalent Unit Awards
Granted under the Affiliate Option Exchange Offer

        1.    Summary.

        Under the terms of the Exchange Offer Circulars, holders of Affiliate Options of Edison Mission Energy and Edison Capital may elect to exchange their Affiliate Options for cash and Stock Equivalent Units, granted under the Edison International Equity Compensation Plan. Each Stock Equivalent Unit is a non-voting unit of measurement that is deemed for bookkeeping purposes to be equivalent to one outstanding share of Edison International common stock. When a Stock Equivalent Unit becomes payable, the holder of such Stock Equivalent Unit will be paid a cash amount determined with reference to the then fair market value of a share of Edison International common stock. Stock Equivalent Units granted under the Affiliate Option Exchange Offer are subject to the following terms and conditions.

        2.    Definitions.

        Whenever the following words or phrases are used in this Statement of Terms and Conditions with the first letter capitalized, they shall have the meanings specified below:

        Account means the account established for each Holder for bookkeeping purposes to which SEUs are credited in accordance with Section 4.

        Administrator means the Administrator of the ECP as determined under Article 3 of the ECP.

        Affiliate means EIX or any corporation or entity which, along with EIX, is a component member of a "controlled group of corporations" within the meaning of Section 414(b) of the Code.

        Affiliate Option means an Edison Mission Energy or Edison Capital affiliate option performance award granted to an individual pursuant to the terms of the EIX Officer Long-Term Incentive Compensation Plan, the EIX Management Long-Term Incentive Compensation Plan or the ECP.

        Affiliate Option Exchange Offer or Exchange Offer means the offers by EIX, Edison Mission Energy and Edison Capital which expire on August 7, 2000, to exchange all outstanding Affiliate Options for cash and SEUs under the terms and conditions of the Exchange Offer Circulars.

        Beneficiary means the person or persons, or entity, entitled in accordance with Section 10 to receive all or a portion of a Holder's SEU benefits upon the Holder's death.

        Change in Control means any event that triggers a "Distribution Date" as set forth under the Rights Agreement approved by the EIX Board of Directors on November 20, 1996, as amended on September 16, 1999.

        Code means the Internal Revenue Code of 1986, as amended from time to time.

        DCP means the EIX Affiliate Option Deferred Compensation Plan, as amended from time to time.

        DCP Conversion Election means a Holder's written election, filed on a form and in a manner prescribed by the Administrator of the DCP for this purpose, to convert all of the Holder's vested SEUs into a dollar credit to the Holder's DCP Deferral Account in accordance with the terms and conditions of the DCP.

        DCP Deferral Account means the notional account for each participant in the DCP established for recordkeeping purposes to which amounts deferred under the DCP, denominated in cash, and interest thereon, are allocated.

        ECP means the EIX Equity Compensation Plan, as amended from time to time.

        EIX means Edison International or any successor corporation.

        Exchange Date means the date the Affiliate Option Exchange Offer becomes effective and Affiliate Options are exchanged for cash and SEUs.

        Exchange Offer Circular means either the document describing the offer to exchange Edison Mission Energy Affiliate Options, dated July 3, 2000, or the document describing the offer to exchange Edison Capital Affiliate Options, dated July 3, 2000.

        Holder means any individual who has accepted the Affiliate Option Exchange Offer and received a grant of SEUs in accordance with the terms of the Exchange Offer.

        120% 10-Year Rate means an annual interest rate effective for a calendar year equivalent to 120% of the 120-month average annual rate of 10-year U.S. Treasury Notes determined as of October 15 of the preceding year.

        Payment Election means a Holder's written election, on a form prescribed by the Administrator for this purpose, specifying when the Holder wishes to receive payment with respect to the vested SEUs in such Holder's Account.

        Retirement means a Holder's termination of employment with the Affiliate after attainment of age 55 and after completion of at least five years of service with the Affiliate, as determined by the Administrator.

        Scheduled Withdrawal means a distribution of all or a portion of a Holder's vested DCP Account as elected by the Holder in accordance with Section 9.1 of the DCP.

        SEU means a Stock Equivalent Unit granted to an individual as a result of the individual's acceptance of the Affiliate Option Exchange Offer.

        Stock Equivalent Unit means a non-voting unit of measurement that is deemed for bookkeeping purposes to be equivalent to one outstanding share of EIX common stock.

        Total Disability means the permanent and total disability of a Holder as determined by the Benefits Committee of EIX, in its discretion.

        3.    Grant.

        The number of SEUs granted to each Holder shall be determined under the terms of the Exchange Offer.

        4.    Accounts.

        EIX will maintain an SEU bookkeeping account for each Holder. SEUs granted to a Holder in exchange for Affiliate Options under the terms of the Exchange Offer will be credited to the Holder's Account as of the Exchange Date. Additional SEUs will be credited to a Holder's Account as dividend equivalents in accordance with Section 6. The Administrator may subdivide a Holder's Account into separate sub-accounts to keep track of the portions of the Holder's Account balance that are subject to different vesting schedules.

        5.    Vesting and Termination of SEUs.

        (a)    General.    SEUs granted with respect to Affiliate Options that have become fully vested prior to the Exchange Date shall be vested on the Exchange Date. SEUs granted with respect to any Affiliate Option that has not become fully vested on the Exchange Date shall be vested on the Exchange Date in the same proportion as the underlying Affiliate Option and the remainder of such SEUs shall be subject to the same vesting schedule as the underlying Affiliate Option.

        (b)    Certain Terminations of Employment Prior to Full Vesting.    If a Holder's employment by the Affiliate terminates on account of the Holder's Retirement, death, or following his or her Total Disability but prior to vesting of all of the Holder's SEUs, the Holder will become vested in an additional portion of the SEUs granted with respect to each Affiliate Option so that the aggregate percentage of such SEUs in which the Holder is vested shall equal X%, where X is obtained by dividing (i) the completed months that have elapsed between the date the underlying Affiliate Option was granted and the date of the termination of the Holder's employment with the Affiliate, by (ii) 48. Unvested SEUs will terminate (without payment and to the extent that they do not become vested in accordance with the preceding provisions of this Section 5(b)) on the date that the Holder's employment by the Affiliate terminates.

        (c)    Change in Control.    Holders shall be 100% vested in the SEUs credited to their Accounts upon a Change in Control.

        (d)    Termination of SEUs Upon Payment or Conversion.    An SEU will terminate upon the payment of that SEU, or the conversion of that SEU to a dollar credit to the Holder's account under the DCP, in accordance with the terms hereof, and the Holder shall have no further rights with respect to such SEU.

        6.    Dividend Equivalents.

        SEUs shall accrue dividend equivalents as EIX declares dividends on its common stock. The Administrator shall credit dividend equivalents to a Holder's Account in the form of additional SEUs on the ex-dividend date in accordance with the following formula: the number of SEUs granted to a Holder as dividend equivalents will equal (a) the amount of the dividend declared by EIX on a share of its common stock multiplied by the number of SEUs credited to the Holder's Account on the ex-dividend date (before the crediting of additional SEUs as dividend equivalents), divided by (b) the average of the high and low prices of a share of EIX common stock on the New York Stock Exchange on the ex-dividend date. SEUs credited to each Holder as dividend equivalents are subject to the same vesting schedule as the related SEUs credited to the Holder's Account.

        7.    Other Adjustments.

        If the outstanding shares of EIX common stock are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of EIX common stock or other securities, through merger, consolidation, sale of all or substantially all of the property of EIX, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of EIX common stock or other securities, the number of SEUs credited to each Holder's Account may be adjusted in accordance with the terms of the ECP.

        8.    Payment and Conversion Elections.

        (a)    General.    Unless a Holder makes a deferral election under the DCP, an SEU Payment Election must be filed with the Administrator, in the manner prescribed by the Administrator, no later than August 7, 2000. A Holder's SEU Payment Election is irrevocable once it is filed. Except as otherwise provided in Sections 10 and 11, if a Holder does not make a valid SEU Payment Election and does not make a deferral election under the DCP, the Holder will receive a payment with respect to his or her vested SEUs as soon as administratively practicable after the third anniversary of the Exchange Date. Payment of the value of each vested SEU shall be made in an amount determined in accordance with Section 9(a).

        (b)    Holders Who Are Not DCP Participants.    Except as otherwise provided in Section 10 and 11, each Holder who is ineligible to participate in the DCP, or who elects not to defer payment of his or her SEUs under the DCP, may elect to receive payment of the value of his or her SEUs as soon as administratively practicable after: (i) the third anniversary of the Exchange Date, or (ii) the first anniversary of the Exchange Date with respect to the SEUs that are vested as of such date and the scheduled vesting date with respect to the remaining SEUs. Payment of the value of each vested SEU shall be made in an amount determined in accordance with Section 9(a).

        (c)    Holders Who Are DCP Participants and Who Elect to Defer Payment of Their SEUs.

              (i)  General. A Holder who elects to defer payment of his or her SEUs under the DCP will receive payment of his or her DCP Deferral Accounts (including the amounts credited thereto in respect of his or her SEUs) in the manner specified in his or her DCP Participation Election and/or under the terms of the DCP.

            (ii)  Conversion Elections. A Holder who elects to defer the payment of his or her SEUs may file a DCP Conversion Election, to convert all of the vested SEUs then credited to his or her Account into their monetary equivalent as a credit to the Holder's DCP Deferral Account. Such an election may be made at any time (A) after the first anniversary of the Exchange Date, and (B) before the earlier of the third anniversary of the Exchange Date or the date the Holder terminates employment with the Affiliate. In such event, the dollar amount to be credited to the Holder's DCP Deferral Account in respect of each converted SEU shall be determined in accordance with Section 9(c). A Holder may make additional elections under this Section 8(c)(ii) as additional SEUs become vested.

            (iii)  Automatic Conversions Upon Termination of Employment Prior to Third Anniversary. In the event that a Holder's employment with the Affiliate terminates prior to the third anniversary of the Exchange Date, all of the vested SEUs remaining credited to such Holder's Account shall automatically convert into their monetary equivalent as a credit to the Holder's DCP Deferral Account as of the later of the first anniversary of the Exchange Date or the date the Holder's employment with the Affiliate terminates. The dollar amount to be credited to the Holder's DCP Deferral Account in respect of each converted SEU shall be determined in accordance with Section 9(d).

            (iv)  Automatic Conversions Upon Third Anniversary. Any vested SEUs remaining credited to a Holder's Account as of the third anniversary of the Exchange Date shall automatically convert into their monetary equivalent as a credit to such Holder's DCP Deferral Account as of that date. The dollar amount to be credited to the Holder's DCP Deferral Account in respect of each converted SEU shall be determined in accordance with Section 9(e).

            (v)  DCP Scheduled Withdrawal Conversions. If a Holder elects both a Scheduled Withdrawal under the DCP and the deferral of his or her SEU payments, and at the time such DCP Scheduled Withdrawal payment is to be made, the Holder's vested balance in his or her DCP Deferral Account is not sufficient to satisfy the entire amount of the Scheduled Withdrawal that the Holder elected, then any vested SEUs then credited to the Holder's Account shall automatically be converted into their monetary equivalent as a credit to the Holder's DCP Deferral Account to the extent necessary to allow the Affiliate to pay the amount that the Holder elected to receive as a Scheduled Withdrawal. In such event, the dollar amount to be credited to the Holder's DCP Deferral Account in respect of each converted SEU shall be determined in accordance with Section 9(f).

        9.    Valuation.

        Each SEU represents the right to receive a payment determined with respect to the fair market value of a share of EIX common stock on or about the date of payment. A Holder's benefit with respect to each SEU credited to his or her Account shall be calculated in accordance with clause (a), (b), (c), (d), (e) or (f) below, as applicable.

        (a)    Fixed or Vesting Date Payment.    If the SEU payment is triggered by a fixed payment date or a vesting date (that is, the first or third anniversary of the Exchange Date or the scheduled vesting date of the underlying Affiliate Option), the payment amount with respect to such SEU will equal (i) the sum of the daily average of the high and low trading prices of a share of EIX common stock on the New York Stock Exchange for each of the 20 trading days preceding the payment trigger date, divided by (ii) 20.

        (b)    Termination of Employment Payment.    If the SEU payment is triggered by the termination of the Holder's employment pursuant to Section 10 after the first anniversary of the Exchange Date, the payment amount with respect to such SEU will equal the average of the high and low prices of a share of EIX common stock on the New York Stock Exchange on the date of such termination, or if that day is not a trading day, the immediately preceding trading day. If the SEU payment is triggered by the termination of the Holder's employment pursuant to Section 10 prior to the first anniversary of the Exchange Date, the payment amount shall be determined as of the first anniversary of the Exchange Date as described in Section 9(a).

        (c)    DCP Deferral—Elective Conversion.    If the SEU conversion is triggered by the Holder's DCP Conversion Election pursuant to Section 8(c)(ii), then the conversion amount with respect to that SEU will equal the closing price of a share of EIX common stock on the New York Stock Exchange on the date that the Affiliate receives the Holder's DCP Conversion Election or, if that day is not a trading day, the immediately preceding trading day.

        (d)    DCP Deferral—Automatic Conversion Upon Termination of Employment.    If the SEU conversion is triggered by the termination of the Holder's employment on or after the first anniversary of the Exchange Date but before the third anniversary of the Exchange Date, then the conversion amount with respect to that SEU will equal the closing price of a share of EIX common stock on the New York Stock Exchange on the date the Holder's employment terminates. If the SEU conversion is triggered by the termination of Holder's employment pursuant to Section 10 prior to the first anniversary of the Exchange Date, the conversion amount with respect to that SEU will equal (i) the sum of the daily average of the high and low trading prices of a share of EIX common stock on the New York Stock Exchange for each of the 20 trading days preceding the first anniversary of the Exchange Date, divided by (ii) 20.

        (e)    DCP Deferral—Automatic Conversion on the Third Anniversary of the Exchange Date.    If the SEU conversion is triggered by the third anniversary of the Exchange Date, the conversion amount with respect to that SEU will equal the (i) the sum of the daily average of the high and low trading prices of a share of EIX common stock on the New York Stock Exchange for each of the 20 trading days preceding the conversion trigger date, divided by (ii) 20.

        (f)    DCP Deferral—Automatic Conversion Pursuant to a Scheduled Withdrawal.    If the SEU conversion is triggered by the Holder's DCP Scheduled Withdrawal election pursuant to Section 8(c)(iv), then the conversion amount with respect to that SEU will equal the closing price of a share of EIX common stock on the New York Stock Exchange on the last trading day before the Scheduled Withdrawal date.

        10.    Payment upon Termination; Beneficiaries.

        (a)    Payment.    Upon the termination of employment for any reason, including death or following a Total Disability, of a Holder who was ineligible to participate in the DCP or who elected not to defer payment of his or her SEUs under the DCP, the vested SEUs credited to the Holder's Account will become payable to the Holder or, in the case of death, the Holder's Beneficiary. Payment of each vested SEU will be made in a single lump sum as soon as administratively practicable after the later of the first anniversary of the Exchange Date or the Holder's termination of employment in an amount determined under Section 9(a) or (b), as applicable.

        (b)    Beneficiaries.    Each Holder will have the right, at any time, to designate any person or persons as Beneficiaries (both primary and contingent) to whom payment with respect to the SEUs credited to such Holder's Account will be made in the event of the Holder's death. The Beneficiary designation will be effective when it is received in writing by the Administrator during the Holder's lifetime on a form prescribed by the Administrator.

        The receipt of a new valid Beneficiary designation by the Administrator will cancel all prior Beneficiary designations. Any finalized divorce or marriage of a Holder subsequent to the date of a Beneficiary designation will revoke such designation, unless in the case of divorce the previous spouse was not designated as Beneficiary, and unless in the case of marriage the Holder's new spouse previously was designated as Beneficiary. The spouse of a married Holder must consent in writing to any designation of a Beneficiary other than the spouse.

        If a Holder fails to validly designate a Beneficiary as provided above, or if the Beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if every person designated as Beneficiary predeceases the Holder or dies prior to the complete distribution of the Holder's SEU benefits, then the Administrator will direct the payment of the Holder's remaining benefits to the Holder's surviving spouse, or if there is no surviving spouse, to the Holder's estate. If a Beneficiary dies after commencement of payment of the Holder's benefits to such Beneficiary, a lump sum of any remaining payments will be paid to such Beneficiary's beneficiary, if one has been designated, or to such Beneficiary's estate.

        11.    Deferral of Payment.

        If the ECP Administrator determines that EIX's ability to take a tax deduction for payments made with respect to one or more SEUs is, or reasonably could be, limited by Code Section 162(m), EIX may elect to defer such payment(s) until a year in which the ECP Administrator determines that EIX's tax deduction for such payment(s) is not, or is reasonably not expected to be, limited by Code Section 162(m). During any such period of deferral, unpaid SEUs will continue to earn dividend equivalents and be subject to changes in the fair market value of EIX common stock until they are paid; provided, however, that as of the third anniversary of the Exchange Date, any such deferred SEUs shall be converted into their monetary equivalent using the valuation method described in Section 9(a) and such monetary amount shall earn interest at an annual rate equal to the 120% 10-Year Rate, as in effect from time to time, until paid.

        12.    Transfer.

        SEU awards may not be alienated, assigned, transferred, pledged or hypothecated by the Holder to any person or entity at any time in any manner whatsoever. During the lifetime of the Holder, SEU awards may only be exercised by the Holder. Notwithstanding the foregoing, upon the divorce of a Holder, SEU awards may be transferred to the Holder's former spouse pursuant to a domestic relations order issued by a court of competent jurisdiction.

        13.    Shareholder Rights.

        Holders have no rights as shareholders of EIX with respect to the SEUs credited to their Accounts or this Statement of Terms and Conditions, including, but not limited to: (a) voting rights, (b) dividend rights (other than dividend equivalent rights set forth in Section 6), (c) the right to participate in or affect the management, control or fundamental changes in the business or existence of EIX, and (d) the right to participate in or affect the issuance of additional securities by EIX.

        14.    Claims Procedure.

        (a)    Initial Claim.    If a Holder believes that he or she is being denied an SEU benefit to which he or she is entitled, such Holder should file a written request with the Administrator setting forth the basis of his or her claim. The Administrator will notify the Holder in writing of its decision with respect to such Holder's claim, within 90 days after the claim is received by the Administrator. If the claim is denied, the Administrator's notice will set forth: (i) the specific reasons for the denial, (ii) a specific reference to the provisions of the ECP or this Statement of Terms and Conditions on which the denial is based, (iii) a description of any additional information or material necessary for the Holder to perfect his or her claim and a description of why it is needed, and (iv) an explanation of the claims review procedures set forth in this Statement of Terms and Conditions and other appropriate information as to the steps to be taken if the Holder wishes to have the claim denial reviewed. If the Administrator determines that there are special circumstances requiring additional time to make a decision, the Administrator will notify the Holder of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90-day period.

        (b)    Review of Claim Denial.    If a Holder's claim for SEU benefits is denied or if the Holder believes that he or she is entitled to greater or different SEU benefits, the Holder will have the opportunity to have the claim denial reviewed by the Administrator by filing a petition for review with the Administrator within 60 days after receipt of the claim denial notice issued by the Administrator. Said petition will state the specific reasons which the Holder believes entitle him or her to SEU benefits or to greater or different SEU benefits. Within 60 days after receipt by the Administrator of the petition, the Administrator will afford the Holder (and counsel, if any) an opportunity to present his or her position to the Administrator orally or in writing, and the Holder (or counsel) will have the right to review any pertinent documents. The Administrator will notify the Holder of its decision in writing within the 60-day period, stating specifically the basis for its decision, written in a manner calculated to be understood by the Holder and the specific provisions of the ECP or this Statement of Terms and Conditions on which the decision is based. If, because of special circumstances, the 60-day period is insufficient, the decision may be deferred for up to another 60-day period at the election of the Administrator and notice of this deferral will be given to the Holder. In the event of the death of the Holder, the same procedures will apply to the Holder's Beneficiaries.

        15.    Dispute Arbitration.

        If a Holder or Beneficiary is dissatisfied with the Administrator's decision on review, the matter shall be resolved through final and binding arbitration in Los Angeles, California, pursuant to California Civil Procedure Code Sections 1282-1284.2 (excluding Sections 1283 and 1283.05). The arbitration shall be before a single neutral arbitrator mutually agreed upon by the parties. In the event that the parties are unable to agree upon an arbitrator, the arbitrator shall be selected pursuant to California Civil Procedure Code Section 1281.6. If a Holder or Beneficiary does not submit a request for arbitration within 30 days of receipt of the Administrator's written decision on review, the Holder or Beneficiary will be bound by the Administrator's determination on review and may not thereafter be entitled to a review of the Administrator's determination by an arbitrator or a court.

        16.    Employment Rights.

        Nothing in the award certificate or this Statement of Terms and Conditions, nor the existence of SEUs credited to a Holder's Account, shall confer upon any Holder any right to continue in the employ of the Affiliate, constitute any contract or agreement of employment or affect any Holder's status as an employee at will, nor shall interfere in any way with the right of the Affiliate to change any Holder's compensation or other benefits, or to terminate any Holder's employment with or without cause. Nothing in this Section 16, however, is intended to adversely affect any express independent right of such person under a separate employment contract.

        Amounts payable in respect of the SEUs will be payable from the general assets of EIX and no special or separate reserve, fund or deposit will be made to assure payment of such amounts. No Holder, Beneficiary or other person will have any right, title or interest in any fund or in any specific asset of EIX by reason of any SEU or this Statement of Terms and Conditions. Neither the provisions of this Statement of Terms and Conditions (or of any related documents), nor the creation or adoption of the ECP, nor any action taken pursuant to the provisions of the ECP or this Statement of Terms and Conditions will create, or be construed to create, a trust of any kind or a fiduciary relationship between the Affiliate and any Holder, Beneficiary or other person. To the extent that a Holder, Beneficiary or other person acquires a right to receive payment pursuant to any SEU, such right will be no greater than the right of any unsecured general creditor of EIX.

        17.    Tax Withholding.

        The Administrator may reduce the amount of any payments under this Statement of Terms and Conditions by the amount of any federal, state or local income tax withholding requirements and Social Security, Medicare or other employee tax requirements applicable to the payment. To the extent the Administrator can not or does not satisfy such withholding obligations in that manner, Holders and Beneficiaries will make appropriate arrangements, as a condition to receipt of the payment, with the Administrator for satisfaction of any such withholding obligation.

        18.    Continued Service.

        The vesting schedule applicable to unvested SEUs requires continued service through each applicable vesting date as a condition to the vesting of the applicable installment of the SEUs and the rights and benefits under this Statement of Terms and Conditions. Partial service, even if substantial, during any vesting period will not entitle a Holder to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment as provided in Section 5, except as otherwise expressly provided in Section 5(b) or 5(c).

        19.    Captions.

        The captions of the sections of this Statement of Terms and Conditions are for convenience only and will not control or affect the meaning or construction of any of its provisions.

        20.    Validity.

        If any provision of this Statement of Terms and Conditions is held invalid, void or unenforceable, the same will not affect, in any respect whatsoever, the validity of any other provisions of this Statement of Terms and Conditions.

        21.    Applicable Law.

        The terms and conditions of the SEUs will be governed and construed in accordance with the laws of California.

        22.    Expenses.

        Expenses and fees incurred in connection with administering SEU awards shall be paid by EIX. The Administrator is authorized to employ such legal counsel and consultants as it may deem advisable to assist in the performance of its administrative duties.

        23.    Notice.

        Any notice or filing required or permitted to be given to EIX will be sufficient if made in writing and hand-delivered, or sent by first class mail to the following address:

        Corporate Secretary, Edison International

        2244 Walnut Grove Avenue, P.O. Box 800

        Rosemead, CA 91170

        The notice will be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark.

        24.    Coordination with the ECP.

        All SEUs are granted under, and are subject to the terms of, the ECP. Accordingly, at the discretion of the ECP Administrator, any issues related to SEUs that are not addressed in this Statement of Terms and Conditions, shall be resolved by reference to the documents and/or rules governing the ECP, including, but not limited to, the amendment, termination and administrative provisions of the ECP which are incorporated by reference herein. The ECP shall control in the event of any conflict between the ECP and this Statement of Terms and Conditions.

        25.    Amendment.

        This Statement of Terms and Conditions may be amended in accordance with the terms of the ECP. Any such amendment must be in writing and signed by EIX. The terms and conditions of SEUs may not be restricted or limited by any amendment of this Statement of Terms and Conditions or the ECP without the Holder's consent. EIX may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of any Holder hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

[John H. Kelly] John H. Kelly, Senior Vice President

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TABLE OF CONTENTS
SUMMARY
RISK FACTORS
QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER
ADDITIONAL INFORMATION; INCORPORATION OF DOCUMENTS BY REFERENCE
ATTACHMENT A INDEX OF DEFINED TERMS
ATTACHMENT B PROSPECTUS FOR EIX EQUITY COMPENSATION PLAN
PROSPECTUS
TABLE OF CONTENTS
DESCRIPTION OF THE PLAN
DESCRIPTION OF AWARDS
AWARD GAIN DEFERRALS
ADMINISTRATION OF THE PLAN
TERMINATION OF EMPLOYMENT
AMENDMENT AND TERMINATION OF THE PLAN
RESTRICTIONS ON RESALE
OTHER TERMS AND CONDITIONS
ADDITIONAL MATTERS
ATTACHMENT C FORM OF SEU AWARD CERTIFICATE / STATEMENT OF TERMS AND CONDITIONS
EDISON INTERNATIONAL EQUITY COMPENSATION PLAN STOCK EQUIVALENT UNIT AWARD CERTIFICATE
EDISON INTERNATIONAL EQUITY COMPENSATION PLAN Statement of Terms and Conditions of Stock Equivalent Unit Awards Granted under the Affiliate Option Exchange Offer